AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1996
                                                  REGISTRATION NO. 333-_______
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- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ALEXANDER HAAGEN PROPERTIES, INC.
            (Exact name of registrant as specified in its charter)

                MARYLAND                             95-4444963
    (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)             Identification No.)

                            3500 SEPULVEDA BOULEVARD
                       MANHATTAN BEACH, CALIFORNIA 90266
                                 (310) 546-4520
  (Address, including zip code, and telephone number, including area code, of
                     Registrant's principal executive offices)

                             ALEXANDER HAAGEN, SR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       ALEXANDER HAAGEN PROPERTIES, INC.
                            3500 SEPULVEDA BOULEVARD
                       MANHATTAN BEACH, CALIFORNIA 90266
                                 (310) 546-4520
             (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                   Copies to:
                            EDWARD SONNENSCHEIN, JR.
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are to being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   [  ]

         If any of the securities being registered on this From are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.   [ X ]

                        CALCULATION OF REGISTRATION FEE
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
                                                     Proposed maximum     Proposed maximum       Amount of
                                     Amount to be     aggregate price    aggregate offering     registration
 Title of shares to be registered     registered       per share (2)         price (3)              fee
- ------------------------------------------------------------------------------------------------------------
 Common Stock, par value
   $.01 per share  . . . . . . .    2,710,743 (1)        $12.50             $33,884,287           $510 (4)
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------

(1) Includes 925,200 shares previously registered on Registration Statement No. 33-89538, 5,371 shares previously registered on Registration Statement No. 33-89540, 1,666,666 shares previously registered on Registration Statement No. 33-89542, and 113,506 shares registered for the first time by this Registration Statement; also includes an indeterminate number of shares which may be issued by the Company with respect to such shares of Common Stock by way of a stock dividend, stock split or in connection with a combination of stock, recapitalization, merger, consolidation or otherwise.
(2) Based upon the average of the high and low prices of the Common Shares reported on the American Stock Exchange on July 2, 1996, pursuant to Rule 457(f) of the Securities Act of 1933, as amended.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
(4) Registration fees totaling $14,424.29 with respect to 2,597,236 of the 2,710,743 shares registered hereby were previously paid upon the initial registration of such shares. Pursuant to Rule 429(b) of the Securities Act of 1933, as amended, the applicable registration fee of $510 with respect to the additional 113,506 shares is being paid herewith.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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
                       ALEXANDER HAAGEN PROPERTIES, INC.


                             CROSS REFERENCE SHEET

  CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-3.

          ITEMS IN FORM S-3                 LOCATION OR HEADING IN PROSPECTUS
          ------------------                ---------------------------------
1.  Forepart of Registration Statement
    and Outside Front Cover Page of
    Prospectus . . . . . . . . . . . . .   Outside Front Cover Page
2.  Inside Front and Outside Back Cover    Inside Front Cover Page; Outside
    Pages of Prospectus  . . . . . . . .   Back Cover Page
3.  Summary Information, Risk Factors,     Outside Front Cover Page; The
    Ratio of Earnings to Fixed Charges .   Company; Risk Factors
4.  Use of Proceeds  . . . . . . . . . .   Not Applicable
5.  Determination of Offering Price  . .   Not Applicable
6.  Dilution . . . . . . . . . . . . . .   Not Applicable
7.  Selling Security Holders . . . . . .   Selling Stockholders
8.  Plan of Distribution . . . . . . . .   Outside Front Cover Page; Plan of
                                           Distribution
9.  Description of Securities to Be
    Registered . . . . . . . . . . . . .   Description of Securities
10. Interests of Named Experts and
    Counsel  . . . . . . . . . . . . . .   Not Applicable
11. Material Changes . . . . . . . . . .   Financial Statements
12. Incorporation of Certain Information   Incorporation of Certain
    by Reference . . . . . . . . . . . .   Information by Reference
13. Disclosure of Commission Position on
    Indemnification  for Securities Act
    Liabilities  . . . . . . . . . . . .   Not Applicable

PROSPECTUS                         SUBJECT TO COMPLETION, DATED JULY 3, 1996

                       ALEXANDER HAAGEN PROPERTIES, INC.
                          5,371 SHARES OF COMMON STOCK

         All of the shares of common stock, $.01 par value per share ("Common Shares"), of Alexander Haagen Properties, Inc., a Maryland corporation (the "Company"), offered hereby are being offered by certain stockholders of the Company (the "Selling Stockholders") as described more fully herein. The Company will not receive any of the proceeds from the sale of the shares offered hereby. See "Selling Stockholders" and "Plan of Distribution."

         The Company is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the ownership, management, leasing, acquisition, development and redevelopment of retail shopping centers in California and other western states. The Company currently owns 40 retail shopping centers. The Company conducts all of its operations through Alexander Haagen Properties Operating Partnership, L.P., a California limited partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of March 31, 1996 owned a 92.0% interest therein.

         The Company's Common Shares are traded on the American Stock Exchange (the "AMEX") under the symbol "ACH." On June 17, 1996, the closing sale price of the Common Shares as reported on the AMEX was $12.875 per share.

         This Prospectus relates to the public offering and sale from time to time by the Selling Stockholders of up to 5,371 Common Shares that may be issued to the Selling Stockholders if, and to the extent that, such Selling Stockholders exchange 5,371 units of limited partnership interest in the Operating Partnership ("OP Units") held by them for an equivalent number of Common Shares (the "Exchange Shares") pursuant to the provisions of the Partnership Agreement of the Operating Partnership. Such 5,371 OP Units were issued in connection with the acquisition of two retail shopping centers by the Company in September 1994. The Company is registering the sale by the Selling Stockholders of Exchange Shares, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof. The Selling Stockholders may from time to time offer and sell the Exchange Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Exchange Shares to be made directly or through agents.

         The Company will not receive any proceeds from the sale of Common Shares offered hereby by the Selling Stockholders but has agreed to bear certain expenses of registration of the Exchange Shares under Federal and state securities laws (currently estimated to be approximately $150), other than commissions and discounts of agents or broker-dealers and transfer taxes, if any. The Company will acquire OP Units in the Operating Partnership in exchange for any Exchange Shares that the Company may issue to OP Unit holders pursuant to this Prospectus. See "Plan of Distribution."

         The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Exchange Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

         SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON SHARES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
          OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                THE DATE OF THIS PROSPECTUS IS __________, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act, with respect to the securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements and other information and the Registration Statement and the exhibits and financial statement schedules thereto filed by the Company with the Commission can be inspected and copied at prescribed rates at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Company's Common Shares are listed on the American Stock Exchange and the reports, proxy and information statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996; (3) the Company's 1996 Proxy Statement for its Annual Meeting of Shareholders; (4) the description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 16, 1993; and (5) all other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering made hereby.

         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Company, at its principal executive offices, Attention: Steven M. Jaffe, Senior Counsel and Director of Legal Affairs, Alexander Haagen Properties, Inc., 3500 Sepulveda Boulevard, Manhattan Beach, California 90266; telephone number (310) 546-4520.

                                  THE COMPANY

         The Company is a self-administered and self-managed real estate investment trust ("REIT"), formed to continue and expand the business of The Alexander Haagen Company, Inc., a California corporation ("AHC"), and certain of its affiliates (the "Predecessor Affiliates"), and engages in the ownership, management, leasing, acquisition, development and redevelopment of retail shopping centers in California and other western states. The Company currently owns 40 retail shopping centers (collectively, the "Properties").

         The Properties consist of 14 neighborhood/community shopping centers, 16 single tenant centers, eight promotional/power centers and two regional shopping malls, containing in the aggregate approximately 8.2 million square feet of gross leasable area, approximately 6.5 million square feet of which is owned by the Company and the balance of which is owned by certain anchor retailers. Since 1963, the Company has owned and operated a total of 102 retail shopping centers (67 of which it developed), representing in the aggregate approximately 12.2 million square feet of gross leasable area.

         All of the Properties and other assets of the Company are held by, and all of the Company's operations are conducted by, the Operating Partnership. The Company is the sole general partner of the Operating Partnership and, as of April 30, 1996, owned a 92.0% interest therein. The remaining interests in the Operating Partnership are owned in the form of OP Units by the limited partners of the Operating Partnership (the "OP Limited Partners").

                 The Company may from time to time issue up to 5,371 Exchange Shares upon the acquisition of OP Units tendered for exchange by the Selling Stockholders. The Company will acquire an OP Unit of the Selling Stockholders in exchange for each Exchange Share that the Company issues in connection with these acquisitions. Consequently, with each exchange of OP Units for Exchange Shares, the Company's interest in the Operating Partnership will increase (all other factors remaining unchanged), regardless of whether the Selling Stockholders sell any of such shares pursuant to this offering or otherwise.

         The Company was incorporated in Maryland in September 1993. The principal executive offices of the Company and the Operating Partnership are located at 3500 Sepulveda Boulevard, Manhattan Beach, California 90266 and their telephone number is (310) 546-4520. Unless the context indicates otherwise, all references to the Company's business and properties include the business and properties of the Operating Partnership and Haagen Property Management, Inc., a California corporation ("HPMI"), Alexander Haagen Properties Finance, Inc., a Delaware corporation, and Alexander Haagen Properties Finance Partnership, L.P., a California limited partnership.


                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Prospectus or in an accompanying Prospectus Supplement, prospective investors should carefully consider the following factors before investing in the securities offered hereby.

GEOGRAPHIC CONCENTRATION OF PROPERTIES IN SOUTHERN CALIFORNIA

         Thirty of the Properties are located in Southern California and thus the performance of the Company will be particularly influenced by developments in this market area. Over the past few years, Southern California has experienced an economic recession. This has resulted in a general increase in vacancies and a general decrease in the rents commanded by commercial real estate lessors. In addition, a number of the Properties are located in heavily populated urban areas. Though this provides a substantial consumer population for the Properties to service, such areas experience problems common to urban centers generally.

ADVERSE CONSEQUENCES OF DEBT FINANCING

         As of March 31, 1996, the Company had a total of approximately $399.6 million of indebtedness, comprised of $231.0 million of secured indebtedness encumbering the Properties, approximately $138.6 million of 7 1/2% Convertible Subordinated Debentures due 2001, Series A and B of the Company (the "Convertible Debentures") and $30.0 million of 7 1/4% Exchangeable Subordinated Debentures due 2003 of the Operating Partnership (the "Exchangeable Debentures," and together with the Convertible Debentures, the "Debentures"). In order to pursue most effectively its operating and investment strategy, the Company intends to maintain a capital structure with a ratio of long-term debt (excluding the Debentures) to total market capitalization of less than 40%. As of March 31, 1996, the Company had a ratio of long-term debt to total market capitalization of approximately 47% (or 73% including the Debentures outstanding as of March 31, 1996 as part of long-term debt). The Board of Directors of the Company may change this policy at any time, and there is no limit on the amount of debt that the Company may incur. There are risks associated with any debt financing. Risks normally associated with debt financing include the risk that funds from operations will be insufficient to meet required payments of principal and interest and the risk that interest rates may increase, which could adversely affect a corporation's ability to make distributions. The Company will be required to make substantial aggregate future principal payments on outstanding mortgage indebtedness currently encumbering the Properties, including approximately $28.2 million in 1999, $18.6 million in 2002, $20.0 million in 2003 and $23.4 million in 2005. If the Company is unable to meet its payment and other obligations with respect to its Properties which are mortgaged to secure payment of indebtedness, one or more of such properties could be foreclosed upon or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company. At March 31, 1996, there were $25.2 million in borrowings under the Credit Facility.

RISKS OF FLOATING-RATE INDEBTEDNESS

         In May 1995, the Company entered into a $75 million credit facility with National Westminster Bank Plc, which provides for interest at a floating rate equal to LIBOR plus 1.5%. As of April 30, 1996, there were outstanding borrowings of $34,200,000 under such credit facility. Additional indebtedness the Company may in the future incur may also bear interest at a floating rate. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's cash available for distribution to stockholders.

REAL ESTATE INVESTMENT TRUST AND PARTNERSHIP QUALIFICATION

         The Company believes that it is organized and that it has operated in a manner which will allow it to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") beginning with its taxable year ended December 31, 1993, and the Company intends to continue to operate in such manner, but no assurance can be given that it has operated or will continue to operate in such manner so as to qualify or remain qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. This additional tax liability would reduce the amounts available for distribution by the Company to stockholders. See "Federal Income Tax Considerations."

         The Company believes that each of the Operating Partnership and certain other partnerships through which the Company owns certain Properties (the "Outside Partnerships") are properly treated as partnerships for federal income tax purposes. If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of the Operating Partnership or any of the Outside Partnerships as a partnership for federal income tax purposes, such partnership would be treated as an association taxable as a corporation. In such event, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests imposed by the Code and, in turn, would prevent the Company from qualifying as a REIT. In addition, the imposition of a corporate tax on the Operating

Partnership or the Outside Partnerships would reduce the amount of funds from operations available for distribution to the Company and its stockholders. See "Federal Income Tax Considerations."

HISTORICAL OPERATING LOSSES OF THE PROPERTIES

         Although the Properties have historically generated positive cash flow after their construction and initial lease-up periods, the effect of depreciation, amortization and other non-cash charges and interest on indebtedness has resulted in net losses for financial reporting purposes in fiscal year 1995 and in each of the five fiscal years prior to fiscal 1994. Historical operating results of certain Properties may not be comparable to future operating results of the Company because, prior to their transfer to the Company on December 27, 1993, the Properties were encumbered with greater levels of debt (which has the effect of reducing net income) than that with which the Company operates and because certain significant Properties during the periods presented had been in the development phase or had not completed their leasing plan. In addition, the historical results of operations through December 31, 1993 do not reflect the addition of two Properties acquired concurrently with the consummation of the Company's initial public offering on December 27, 1993 (the "Initial Offering"), the Properties acquired since the Initial Offering (the "1994 Acquisition Properties") or the purchase of the remaining 50% joint venture interest in one of the Properties concurrently with the Initial Offering. However, there can be no assurance that the Company will not experience losses in the future. While the Company had net income for the year ended December 31, 1994, it posted a loss of $2,408,000 for the fiscal year ended December 31, 1995.

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

         The executive officers of the Company, Alexander Haagen, Sr., Alexander Haagen III, Seymour Kreshek, Fred W. Bruning, Charlotte Haagen, Stuart J. S. Gulland and Steven Jaffe (collectively, the "Executive Officers"), have substantial experience in owning, operating, managing, acquiring and developing shopping centers, particularly in the southern California market. The Company believes that its success will depend in large part upon the efforts of such persons. The Company has entered into employment agreements with Alexander Haagen, Sr., Alexander Haagen III, Charlotte Haagen and Seymour Kreshek which provide for their continued employment with the Company for an initial term ending December 27, 1996 and prevent them from competing with the Company during such term of employment and for one year thereafter. The Company also has an employment agreement with Fred Bruning which will expire in December 1996 with no restrictions thereafter.

ECONOMIC PERFORMANCE OF PROPERTIES

         The revenue from a property may be adversely affected by many factors, including tenant mix and the inability of the Company to collect rent from tenants. From time to time the Company may experience delays in completing the leasing plan for a specific property for various reasons. This could result in operating losses from such property and have a negative impact on the results of the Company. In the past, the Company has experienced a delay in completing its leasing plan with respect to Baldwin Hills Crenshaw Plaza. As of December 31, 1995, Baldwin Hills Crenshaw Plaza was 89.7% leased. The Company believes that as a result of revised leasing plans, the tenant mix at this Property has been significantly upgraded.

CONFLICTS OF INTEREST

         Certain ongoing arrangements between the Company, HPMI and affiliates of AHC, which holds all of the outstanding shares of voting stock of HPMI and the sole shareholders of which are certain Executive Officers, may lead to conflicts of interest on the part of certain directors and officers of the Company. Such transactions and arrangements include (i) the terms of the transfers of 36 Properties (the "Original Properties") to the Company and the Operating Partnership in December 1993; (ii) the leasing of certain Properties that at the time of the Company's Initial Offering, had not yet completed their initial leasing plan (the "Development Properties"), which will result in the issuance of additional OP Units to the Executive Officers and certain other persons; (iii) a lease between HPMI and a partnership in which certain Executive Officers are partners, and HPMI's subsequent sublease of certain space to the Company and the Operating Partnership, pursuant to which the Company, the Operating Partnership and HPMI occupy their headquarters facility in Manhattan Beach, California; (iv) management agreements between HPMI, the Company and the Operating Partnership and certain affiliates of the Executive Officers with respect to HPMI's management of the Properties and certain properties not owned by the Company; and (v) the sale or refinancing of certain Properties which may cause adverse tax consequences to certain OP Limited Partners, including the Executive Officers. However, the enforcement of such arrangements will be subject to oversight by the directors of the Company who are not employed by the Company (the "Independent Directors").

REAL ESTATE INVESTMENT CONSIDERATIONS

         General Real Estate and Local Economic Conditions. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the properties. If the Company's properties do not generate sufficient income to meet operating expenses, including debt service, lease payments, capital expenditures and tenant improvements, the Company's income and ability to make distributions to its stockholders will be adversely affected. Income from the Company's properties may be adversely affected by the general economic climate, local economic conditions, and other location conditions, such as oversupply of leasable commercial retail space or a reduction in demand for such space, the attractiveness of the properties to tenants, competition from other available space, the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including real estate taxes). Income and real estate values may also be adversely affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

         Equity investments in real estate are relatively illiquid and, therefore, the ability of the Company to vary its portfolio promptly in response to changed conditions will be limited. While the Company is authorized to invest in various types of income-producing real properties, its current strategy is to concentrate on interests in retail shopping centers and similar facilities. Consequently, the Company will be subject to the risks associated with investments in a single industry.

         Inability to Rent Unleased Space. The ability of the Company to rent unleased space will be affected by many factors, including certain covenants restricting the nature of tenants occupying other space at a property often found in leases and reciprocal easement agreements with tenants in retail shopping center properties. In addition, in the event of a default by a lessee or sublessee in its obligations to the Company, the Company may experience delays in enforcing its rights as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in acquiring and making substantial improvements or repairs to a property. Fifteen of the Properties are single tenant centers, which may also require additional refurbishment in order to be re-leased in the event of a vacancy.

         Tenant Early Termination Rights. Certain leases at some Properties have provisions which allow the lessee to terminate its lease prior to the end of the original term thereof under certain conditions, including, for example, the failure to achieve a stated minimum sales level, the failure to achieve or maintain a stated minimum leasing level, or the closing of an anchor store and its failure to reopen within a certain period of time.

         Competition. There are numerous commercial developers and real estate companies that compete with the Company in seeking land for development, properties for acquisition and tenants for properties. There are numerous shopping facilities that compete with the Properties in attracting retailers to lease space. In addition, retailers at the Properties face increasing competition from outlet malls, discount shopping clubs, direct mail and telemarketing. Such competition may reduce properties available for acquisition or development, reduce percentage rents payable to the Company and may, through the introduction of competition, contribute to lease defaults or insolvency of tenants.

         Ground Leases. Certain Properties are held under long-term ground leases. A default by the Company under the terms of the applicable ground lease could result in the loss of the Property subject to such ground lease.
In addition, upon expiration of an existing ground lease, there is no assurance that the Company would be able to negotiate a new ground lease on terms consistent with or more favorable than existing terms, which may result in increased rental expense to the Company. Two of the Company's ground leases expire within the next 20 years. Ground leases with respect to certain Properties require participating rent payments to the ground lessors, which may limit the potential revenues to the Company from such Properties.

         Uninsured Loss. The Company requires all of its lessees to maintain casualty and liability insurance. The Properties also will be covered by comprehensive liability, rental loss, all-risk (at full replacement cost) and earthquake insurance with respect to its properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses which may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the property.

GOVERNMENT REGULATIONS

         Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or develop such real estate or to borrow using such real estate as collateral. In connection with its ownership and operation of properties, the Company may be potentially liable under such laws and may incur costs in responding to such liabilities.

         All of the Properties (except for Montebello Town Square (Montebello,
CA) and Media City Center (Burbank, CA)) were subject to Phase I or similar environmental assessments by independent environmental consultants substantially concurrently with their transfer to the Company. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, a preliminary investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. Montebello Town Square and Media City Center were subject to extensive environmental investigations in connection with the construction of such Properties more comprehensive than Phase I assessments.

         Montebello Town Square is located over a former crude oil production field and is near the Operating Industries, Inc. ("OII") Superfund site. The prior owner and operator of the site, Chevron U.S.A., previously remediated crude oil contamination on the site to a level acceptable to responsible agencies. Potential methane gas migration from the OII site is controlled by a methane gas venting system, a sub- floor gas barrier and certain monitoring devices. Responsible governmental agencies have approved these measures. By virtue of the measures taken and the creditworthiness of Chevron and the responsible parties with respect to the OII site, the Company does not believe that this matter will have a material adverse impact on its financial condition, results of operations or business.

         Media City Center is located within the San Fernando Valley Superfund site. However, remediation of this Superfund site is being carried out to the satisfaction of responsible governmental agencies by parties other than the Company, including Lockheed Aeronautical Systems Company, which have been named as responsible parties. By virtue of the Company's belief that Media City Center complies with applicable law in all material respects and the active remediation and creditworthiness of the responsible parties, the Company does not believe that this matter will have a material adverse impact on its financial condition, results of operations or business.

         At Medford Center (Medford, OR) certain current or prior tenants utilized hazardous materials in the normal course of their business. Possible leakage of hazardous materials into the soil and groundwater is suspected to have occurred from a drycleaner store and from underground storage tanks which have been removed. In connection with the transfer of Medford Center to the Company, the transferors provided to the Company $300,000, to be used to fund future environmental remediation costs at Medford Center. The Company does not believe that such remediation costs will exceed $300,000 and therefore does not believe that this matter will have a material adverse impact on its financial condition, results of operations or business.

         At various Properties, some current or prior tenants, such as service stations or drycleaners, store, sell or use hazardous materials in the conduct of their businesses and a potential for contamination exists. Except as noted below, contamination at levels requiring clean-up have not been detected except in cases in which indicated remediation has occurred. Hydrocarbon contamination has been detected in the soil and/or groundwater beneath ten of the Properties on which service stations are presently or were previously operated. At two of such Properties, primary responsibility for clean-up has been assumed by the tenant, a major oil company which is dealing directly with the responsible government agencies. At the other eight Properties, the Company anticipates that remediation will be borne in significant part by the prior owner, the prior service station operator and the current service station operator (which filed for bankruptcy protection). The Company will ultimately bear some financial responsibility for these matters. However, by virtue of the indemnity agreements with the prior owner and the creditworthiness of the prior owner and the indemnities from Predecessor Affiliates described below, the Company does not believe that these matters will have a material adverse impact on its financial condition, results of operations or business.

         Except for the foregoing matters, the Company is not aware of any non-compliance, liability or other claim in connection with any of the Properties which the Company believes will have a material adverse effect on the Company's financial condition, results of operations or business. However, no assurance can be given that Phase I assessments and any other existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner or tenant of a Property did not create any material environmental condition not known to the Company, that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise exist as to any one or more Properties.

         Pursuant to an Environmental Indemnity Agreement, dated as of December 27, 1993, the transferors of the Original Properties have agreed to provide certain indemnities to the Company for environmental liabilities that may arise with respect to any contamination on or affecting the condition of the Original Properties which was known as of December 27, 1993 or which becomes known after December 27, 1993 as a result of additional environmental testing commenced prior to December 27, 1993. Pursuant to the transfer documents with respect to the 1994 Acquisition Properties, the transferors of such Properties will also provide certain indemnities with respect to environmental liabilities to the Company. The Company believes that such indemnities, taking into account the financial resources of such parties, will be sufficient to satisfy the matters described above. Because responsibility for such matters is being retained by such parties, no liabilities will be recorded on the financial statements of the Company in respect of such matters.

         Costs of Compliance with Americans with Disability Act. Under the Americans with Disability Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although the Company believes that the Properties are substantially in compliance with the present requirements under the ADA, the Company may in the future incur costs of complying with additional requirements under the ADA. However, the Company does not believe that such additional costs of compliance will have a material effect on the Company.

OWNERSHIP LIMIT

         In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code). In addition, rent from Related Party Tenants (as defined below) is not qualifying income for purposes of the gross income tests under the Code. See "Federal Income Tax Considerations." Two sets of constructive ownership rules (one to determine whether a REIT is closely held and one to determine whether rent is from a Related Party Tenant) apply in determining whether these requirements are met. Accordingly, for the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits actual or constructive ownership of more than 9.8% of the lesser of the number or value of outstanding Common Shares by any person (the "Ownership Limit"). The constructive ownership rules are complex and may cause Common Shares owned, actually or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the lesser of the number or value of outstanding Common Shares (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding Common Shares, and thus subject such Common Shares to the Ownership Limit. See "Description of Securities--Restrictions on Ownership." In addition, for these purposes, Common Shares that may be acquired upon conversion or exchange of Debentures actually or constructively held by an investor, but not Common Shares issuable with respect to Debentures held by others, are deemed to be outstanding prior to their conversion or exchange for purposes of determining the percentage of ownership of Common Shares held by that investor. Actual or constructive ownership of Common Shares in excess of the Ownership Limit would cause the violative transfer or ownership to be void as to the transferee and would cause such shares (and perhaps other Common Shares) to be converted into Excess Stock (as defined below), which have limited economic rights. See "Description of Securities--Restrictions on Ownership."

LIMITS ON ACQUISITIONS AND CHANGES IN CONTROL

         Certain provisions of the Maryland General Corporation Law (the "MGCL") and the Company's Charter and Bylaws could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium for their Common Shares over then-prevailing market prices.

         Ownership Limit. The Ownership Limit set forth in the Charter may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even when a change in control is in the interest of the stockholders.

         Staggered Board. The Board of Directors of the Company has three classes of directors. The terms of the first, second and third classes will expire as of the date of the Company's annual stockholders' meeting in 1995, 1996 and 1997, respectively. Directors for each class are chosen for a three-year term upon the expiration of the current class' term. The staggered terms for directors may effect the stockholders' ability to change control of the Company even where a change in control is in the interest of the stockholders.

         Preferred Stock. The Company's Charter authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into Common Shares) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even where a change of control is in the stockholders' interest.

         Control Shares. The MGCL provides certain restrictions upon the voting rights of "control shares" in a Maryland corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the holder thereof, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. The MGCL provides that "control shares" have no voting rights except to the extent approved by an affirmative vote of two-thirds of the outstanding shares entitled to vote on the matter, excluding shares held by the acquiror and the officers and directors of the Company, subject to certain limitations. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. Pursuant to the statute, the Bylaws of the Company exempt control share acquisitions involving the Executive Officers and certain associates and affiliates of such persons, and, consequently, the prohibition on voting control shares will not apply to such persons.

         Business Combinations. Under the MGCL, certain Business Combinations (as defined) between a Maryland corporation and any person or affiliate thereof who is the beneficial owner of 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the Company and (ii) 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares held by persons other than the Interested Stockholder with whom the Business Combination is to be effected, subject to certain exceptions. Pursuant to the statute, the Company has exempted any Business Combinations involving the Executive Officers and certain associates and affiliates of such persons, and, consequently, the five-year prohibition and the super-majority vote requirement will not apply to Business Combinations between the Company and such persons.

CHANGES IN INVESTMENT AND FINANCING POLICIES

         The Board of Directors determines the Company's and the Operating Partnership's investment and financing policies and policies with respect to certain other activities, including the growth, capitalization, distributions and operating policies of the Company and the Operating Partnership. Although the Board of Directors has no present intention to amend or revise these policies, the Board of Directors may do so at any time without a vote of the Company's stockholders.

TAX CONSEQUENCES OF SALE OR REFINANCING OF THE PROPERTIES

         Since most of the Original Properties had unrealized gain attributable to the difference between fair market value and adjusted tax basis in such properties immediately prior to their contribution to the Operating Partnership, the sale of any of such Original Properties may cause adverse tax consequences to certain OP Limited Partners which received OP Units in connection with the formation of the Company in December 1993 (the "Original OP Limited Partners"), as compared to the effects on the Company. In addition, a significant reduction in such Original Properties' debt could cause adverse tax consequences to certain Original OP Limited Partners. As a result, certain Executive Officers who were partners in the transferors of such Original Properties might not favor such a sale of the Original Properties or a significant reduction in debt even though such sale or debt reduction could be beneficial to the Company. The decision as to whether to proceed with any such sale or debt reduction would be made by the Board of Directors. In the event of a sale of any property, the OP Limited Partners will have the right to demand registration of such portion of their Common Shares which, when sold, would generate funds sufficient to pay any taxes resulting from the sale of the property and the exchange of OP Units for such Common Shares.

         The Company is not required to distribute its net capital gains to stockholders in order to retain its qualification as a REIT. However, the Company would be subject to federal income tax (and in certain cases federal excise tax) on its undistributed net capital gains. Accordingly, as the managing general partner of the Operating Partnership, the Company will be required to take such reasonable efforts, as determined by it in its sole discretion, to cause the Operating Partnership to distribute sufficient amounts to enable the payment of sufficient distributions by the Company to avoid any federal income or excise tax at the Company level as a consequence of such sale. This requirement may impact the ability of the Company to dispose of properties in its portfolio.

         In addition, the Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations." Currently, the Company has no plans to offer any of its Properties for sale.

RESTRICTIONS WITH RESPECT TO PARTIALLY-OWNED PROPERTIES

         Two Properties, Kenneth Hahn Plaza and Vermont-Slauson Shopping Center (the "Partially-Owned Properties") are currently owned by certain Outside Partnerships consisting of affiliates of the Company and one or more partners who have no interest in the Company. The Operating Partnership owns a 75% managing general partnership interest in the limited partnership that owns Kenneth Hahn Plaza and an 85% managing general partnership interest in Haagen-Central Partnership, the general partnership which is the managing general partner of, and holds a 40% interest in, the limited partnership that owns Vermont-Slauson Shopping Center.

         The Company has certain fiduciary responsibilities to the Outside Partnerships which it will need to consider when making decisions relating to the Partially-Owned Properties. The Company does not have sole control of certain major decisions relating to the Partially-Owned Properties, including certain decisions with respect to sales and refinancings of the Partially-Owned Properties and the timing and amount of additional capital contributions thereto. In addition, the sale or transfer of partnership interests in all of the Outside Partnerships and Haagen-Central Partnership are subject to certain rights of first refusal which generally require the partner desiring to sell its interest to a third party to offer the interest first to the other partners on the same terms and conditions offered by the third party. In addition to such rights of first refusal, the sale, transfer, assignment or pledge of partnership interests in certain Outside Partnerships require the prior written consent of the other partners. Likewise, the consent of the other partners in the Outside Partnerships would be required for any sale, transfer or encumbrance of the Partially-Owned Properties. These limitations may result in decisions by third parties with respect to such properties that do not fully reflect the interests of the Company at such time.

FUTURE ISSUANCE OF ADDITIONAL OP UNITS AND SHARES

         The future issuance of Common Shares upon exchange of Debentures could have a dilutive effect on cash available for distribution on a per share basis to holders of Common Shares (such dilution being currently estimated at $0.04 per share on an annual basis). Holders of Common Shares may also experience a dilution in net tangible book value per share ranging from $2.76 per share to $3.35 per share resulting from the issuance of additional OP Units based upon the increase in net annualized cash flow from the Development Properties in the event that additional OP Units ranging from 3,500,000 OP Units to 4,500,000 OP Units are issued to the Predecessor Affiliates.

SHARES AVAILABLE FOR FUTURE SALE

         No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Shares. Sales of a substantial number of Common Shares (including shares issued upon exchange of OP Units or Exchangeable Debentures or conversion of Convertible Debentures) or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. Subject to certain adjustments, an aggregate of 1,044,076 additional Common Shares or, in the event the Company's leasing plans with respect to the Development Properties are fulfilled, additional Common Shares ranging from 4,544,076 to 5,544,076, may be issued to the OP Limited Partners (subject to the Ownership Limit) if they exchange all of their OP Units for Common Shares. The Company has agreed to register Common Shares issuable to OP Limited Partners upon exchange of their OP Units, subject to contractual limitations on resale thereof which are substantially equivalent to the volume limitations of Rule 144 promulgated under the Securities Act. As of December 31, 1995, an aggregate of 9,366,611 additional Common Shares may be issued to the holders of Debentures if such holders elect to convert or exchange, as applicable, all outstanding Debentures for Common Shares, with no restrictions as to the resale thereof. The Company has granted options for 703,402 Common Shares and reserved for issuance an additional 146,598 Common Shares under the Company's 1993 Stock Incentive Plan, all of which the Company has registered.

RISKS OF DEVELOPMENT ACTIVITIES

         The Company may selectively pursue development projects, including the expansion of certain Properties. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company may incur certain risks in connection with development activities, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomic; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable.

DISTRIBUTIONS TO STOCKHOLDERS

         Distributions by the Company to its stockholders will be based principally on cash available for distribution from the properties in the Company's portfolio. Increases in base rent and percentage rent under the leases of the Properties or the payment of rent in connection with future acquisitions will increase the Company's cash available for distribution. However, in the event of a default or a lease termination by a lessee, there could be a decrease or cessation of rental payments. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected cash available for distribution. If the Company incurs additional indebtedness in the future, it will require additional funds to service such indebtedness and as a result amounts available to make distributions may decrease. Distributions by the Company will also be dependent upon a number of other factors, including the Company's financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code described below and such other factors as the Company deems relevant. The possibility exists that future operating results of the Company may differ from the assumptions used by the Board of Directors in determining the current distribution rate. In such event, the trading price of the Common Shares may be adversely affected.

         To obtain the favorable tax treatment associated with REITs, the Company generally will be required to distribute to its stockholders at least 95% of its net taxable income each year. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and undistributed income from prior years.

         The Company intends to make distributions to its stockholders to comply with the 95% distribution requirements of the Code and to avoid the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

EFFECT OF MARKET INTEREST RATES ON SHARE PRICE

         One of the factors that may influence the price of the Common Shares in public markets will be the amount of the annual distributions paid by the Company relative to the price paid for Common Shares. As a result, an increase in market interest rates could adversely affect the market price of the Common Shares to the extent that the yield on those shares compares less favorably to yields on fixed-income securities and other alternative investments.

BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS

         At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow available for distribution by the Company. No assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in a reduction in the percentage rent paid by such tenant or in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or a tenant's financial condition weakens, the Company's income may be adversely affected.

         From 1989 to 1995, a period which management of the Company believes was particularly challenging for retailers, Bullock's and Broadway were the only anchor tenants at any of the Properties to file petitions in bankruptcy. Bullock's (now Macy's), an anchor tenant at Media City Center, is a subsidiary of R.H. Macy & Co., Inc., which has operated under bankruptcy protection since January 27, 1992. Macy's has affirmed its lease at Media City Center. Broadway, an anchor tenant at Baldwin Hills Crenshaw Plaza, was a subsidiary of Carter Hawley Hale Stores, Inc. during its bankruptcy reorganization and continued to operate at Baldwin Hills Crenshaw Plaza during and following the pendency of such bankruptcy. In addition, other national retail tenants of the Company, including Newberry's, Edison Brothers, Wherehouse, Petries Corp. and Fabricland, have filed for bankruptcy in the last several years. A number of leases have been rejected by such bankrupt tenants. Although the Company will seek to re-lease such space, there can be no assurance as to when or on what terms it will be able to do so.

                           DESCRIPTION OF SECURITIES

GENERAL

         Under the Company's Charter, the total number of shares of all classes of stock that the Company has authority to issue is 80,000,000, consisting of 50,000,000 Common Shares, 25,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         The holders of Common Shares are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock establishing the designation, powers, preferences and relative, participating, option or other special rights and powers of such series of Preferred Stock, the holders of Common Shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All outstanding Common Shares are, and all Common Shares issued in the Offering will be, fully paid and nonassessable and the holders thereof do not have preemptive rights.

         The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. The Company has no present intention to issue shares of Preferred Stock.

CORPORATE GOVERNANCE

         Transactions involving the Company and affiliates of AHC require the approval of the Independent Directors. In addition, the Independent Directors will be responsible for enforcement of the terms of the lease of the current headquarters of the Company, the Operating Partnership and HPMI and will review the issuance of additional OP Units with respect to the Development Properties for compliance with the criteria therefor. Certain other significant actions of the Company, including any transaction involving a Change of Control (as defined) of the Company or the Operating Partnership, amendments to the Company's Charter or the Bylaws (except for such amendments as may be necessary to maintain the Company's status as a REIT) and any issuance by the Company of securities or rights with certain special voting or other rights, require the approval of a minimum of one more than a majority of all directors A "Change of Control" of the Company or the Operating Partnership will generally be deemed to have occurred upon the transfer of 20% or more of the combined voting power of the Company or the Operating Partnership, as the case may be. In addition, certain actions relating to the Operating Partnership and the Company's interest therein require approval of the OP Limited Partners.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Common Shares may be owned, actually or constructively, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the Common Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants is not qualifying income for purposes of the gross income tests under the Code. See "Federal Income Tax Considerations." Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Board of Directors has adopted a provision in the Charter restricting the ownership and transfer of Common Shares (the "Ownership Limit Provision").

         The Ownership Limit Provision provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, Common Shares in excess of the Ownership Limit, which is equal to 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding Common Shares. The constructive ownership rules are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Shares (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the Common Shares, and thus subject such Common Shares to the Ownership Limit. In addition, for these purposes, Common Shares that may be acquired upon conversion or exchange of Debentures actually or constructively held by an investor, but not Common Shares issuable with respect to Debentures held by others, are deemed to be outstanding prior to conversion or exchange, for purposes of determining the percentage of ownership of Common Shares held by that investor.

         The Board of Directors may waive the Ownership Limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company.

         If Common Shares in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by less than 100 persons, are issued or transferred to any person, the Charter provides that such issuance or transfer will be null and void ab initio as to the intended transferee and the intended transferee will acquire no rights to or economic interests in the stock. In addition, shares actually or constructively owned by a person in excess of the Ownership Limit will be automatically converted into shares of Excess Stock that will be transferred by operation of law to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Ownership Limit). While held in trust, the Excess Stock will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in any distributions made by the Company. The intended transferee or owner may, at any time shares of Excess Stock are held by the Company in trust, transfer such shares of Excess Stock at a price not to exceed the price paid by the intended transferee or owner to any person whose ownership of such Excess Stock would be permitted under the Ownership Limit Provision, at which time such shares of Excess Stock would automatically be exchanged for Common Shares. In addition, the Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the intended transferee or owner at a price equal to the lesser of the price paid for the stock by the intended transferee or owner and the closing market price for the Common Shares on the date the Company exercises its option to purchase the stock. This period commences on the date of the violative transfer or ownership if the intended transferee or owner gives notice of the transfer to the Company, or the date the Board of Directors determines that a violative transfer or ownership has occurred if no notice is provided.

         The Ownership Limit Provision will not be automatically removed from the Charter even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Amendments to the Charter require the affirmative vote of holders owning 66 2/3% of the outstanding Common Shares. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors.

         All certificates representing Common Shares bear a legend referring to the restrictions described above.

         All persons who own a specified percentage (or more) of the outstanding Common Shares must file an affidavit with the Company containing information regarding their ownership of Common Shares as set forth in the Treasury Regulations. Under current Treasury Regulations the percentage will be set between one-half of one percent and five percent, depending on the number of record holders of Common Shares. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect, actual and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

TRANSFER AGENT AND REGISTRAR

         The First National Bank of Boston is the transfer agent and registrar with respect to the Common Shares.


                       FEDERAL INCOME TAX CONSIDERATIONS

         The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders.

         The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify. The provisions of the Code pertaining to REITs are highly technical and complex. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

         Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

         In any year in which the company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income, except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that ordinary distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the stockholders' basis in its Common Shares to the extent thereof. To the extent that such distributions exceed such basis, such distributions will be taxable as capital gain (provided that the Common Shares have been held as a capital asset).

         Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Common Shares and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning (i) income taxes on effectively connected income, (ii) withholding taxes on dividends or interest,
(iii) branch profit taxes, (iv) taxes imposed under the Foreign Investment in Real Property Tax Act, and (v) other tax consequences that may arise under federal, state or local law.

                              SELLING STOCKHOLDERS

                 As described elsewhere herein, "Selling Stockholders" are only those persons who may receive Exchange Shares upon exchange of their OP Units. The following table provides the names of and the maximum number of Exchange Shares to be offered by each potential Selling Stockholder. However, in no event will the maximum number of Common Shares offered hereby exceed 5,371.

                 The Common Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                          Number of OP Units       Maximum Number            Common Shares Owned
                          Owned Prior to the       of Exchange Shares         Following the
                          Offering (a)               Offered Hereby           Offering (b)
                          ------------------       ------------------        -------------------
 Donald Barclay                      4,367                4,367                     --
 Marlyn Braceros                        21                   21                     --
 Michael Curran                         83                   83                     --
 Craig Edgecumbe                        59                   59                     --
 Michael Ferensowicz                    59                   59                     --
 David Georgeson                        71                   71                     --
 Maureen Hathoot                        21                   21                     --
 Alison Jenkins                         21                   21                     --
 Rosemary Kubeck                        12                   12                     --
 Kenneth Marks                          59                   59                     --
 Charles Martinez                      379                  379                     --
 C. Herb Ornelas                        74                   74                     --
 Richard Swanker                        65                   65                     --
 Marilyn Tsuge                          12                   12                     --
 John Vickery Trust                     68                   68                     --
                                      ----                   --                  -----
     Total                           5,371                5,371                     --

(a) None of such Selling Stockholders owned any Common Shares prior to the offering.
(b) Assumes all OP Units held by the Selling Stockholders are exchanged for Exchange Shares in the Exchange Offer, and all such Exchange Shares are resold pursuant to this Registration Statement. Also assumes that no transactions with respect to Common Shares or OP Units occur other than the transactions registered pursuant to this Registration Statement.

         None of such Selling Stockholders has had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years. Other than as set forth in the table above, the Selling Stockholders do not own any securities of the Company.

                              PLAN OF DISTRIBUTION

                 This Prospectus relates to the offer and sale from time to time of up 5,371 Common Shares that may be issued to the Selling Stockholders if, and to the extent that, such holders exchange up to an aggregate of 5,371 OP Units for Common Shares pursuant to the terms of the Operating Partnership Agreement. The Company has registered the offer and sale by the Selling Stockholders of the Exchange Shares, but registration of such Exchange Shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                 The Company will not receive any proceeds from the offering by the Selling Stockholders. The Exchange Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Stockholders may from time to time offer the Exchange Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Exchange Shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Exchange Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

                 At a time a particular offer of Exchange Shares is made by the Selling Stockholders, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Exchange Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

                 In order to comply with the securities laws of certain states, if applicable, the Exchange Shares may be sold by the Selling Stockholders only through registered or licensed brokers or dealers. In addition, in certain states, the Exchange Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.


                                 LEGAL MATTERS

         The legality of the issuance of the Exchange Shares will be passed upon for the Company by Ballard, Spahr, Andrews & Ingersoll, Baltimore, Maryland.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                                       SUMMARY TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .    2

Incorporation of Certain Information by
  Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

Description of Securities . . . . . . . . . . . . . . . . . . . . . . .     14

Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . .     16

Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . .     17

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .     18

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18



                                  5,371 SHARES


                       ALEXANDER HAAGEN PROPERTIES, INC.


                                  COMMON STOCK



                                   PROSPECTUS



                                        , 1996

PROSPECTUS                            SUBJECT TO COMPLETION, DATED JULY 3, 1996

                       ALEXANDER HAAGEN PROPERTIES, INC.

                        1,038,706 SHARES OF COMMON STOCK

         Alexander Haagen Properties, Inc., a Maryland corporation (the "Company"), is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the ownership, management, leasing, acquisition, development and redevelopment of retail shopping centers in California and other western states. The Company currently owns 40 retail shopping centers. The Company conducts all of its operations through Alexander Haagen Properties Operating Partnership, L.P., a California limited partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of April 30, 1996 owned a 92.0% interest therein.

         This Prospectus relates to (i) the possible issuance by the Company of up to 1,038,706 shares (the "Exchange Shares") of common stock, par value $.01 per share ("Common Shares"), of the Company if, and to the extent that, holders of up to 1,038,706 units of limited partnership interest in the Operating Partnership ("OP Units") tender such OP Units for exchange, and (ii) the offer and sale from time to time of up to 1,038,706 Exchange Shares that may be issued to such persons (the "Selling Stockholders"). Such 1,038,706 OP Units were issued, and the Exchange Shares were reserved for issuance, in connection with (i) the formation of the Company and the Operating Partnership in December 1993 or (ii) upon the fulfillment of certain conditions thereto relating to the leasing of certain properties. The Company is registering the offer and sale by the Selling Stockholders of Exchange Shares, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

         The Company's Common Shares are traded on the American Stock Exchange (the "AMEX") under the symbol "ACH." On June 17, 1996, the closing sale price of the Common Shares as reported on the AMEX was $12.875 per share.

         The Selling Stockholders may from time to time offer and sell the Exchange Shares held by them directly or through agents or broker- dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Exchange Shares to be made directly or through agents.

         The Company will not receive any proceeds from the issuance of the Exchange Shares or the sale of such Exchange Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Exchange Shares under Federal and state securities laws (currently estimated to be approximately $28,740), other than commissions and discounts of agents or broker-dealers and transfer taxes, if any. The Company will acquire OP Units in the Operating Partnership in exchange for any Exchange Shares that the Company may issue to OP Unit holders pursuant to this Prospectus.

         The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Exchange Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON SHARES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
          OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                THE DATE OF THIS PROSPECTUS IS __________, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission.
Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements and other information and the Registration Statement and the exhibits and financial statement schedules thereto filed by the Company with the Commission can be inspected and copied at prescribed rates at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Company's Common Shares are listed on the American Stock Exchange and the reports, proxy and information statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996; (3) the Company's Current Report on Form 8-K filed with the Commission on April 17, 1995; (4) the Company's 1996 Proxy Statement for its Annual Meeting of Shareholders; (5) the description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 16, 1993; and (6) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering made hereby.

         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Company, at its principal executive offices, Attention: Steven Jaffe, Senior Counsel and Director of Legal Affairs, Alexander Haagen Properties, Inc., 3500 Sepulveda Boulevard, Manhattan Beach, California 90266; telephone number (310) 546-4520.

                                  THE COMPANY

         The Company is a self-administered and self-managed real estate investment trust ("REIT"), formed to continue and expand the business of The Alexander Haagen Company, Inc., a California corporation ("AHC"), and certain of its affiliates (the "Predecessor Affiliates"), and engages in the ownership, management, leasing, acquisition, development and redevelopment of retail shopping centers in California and other western states. The Company currently owns 40 retail shopping centers (collectively, the "Properties").

         The Properties consist of 14 neighborhood/community shopping centers, 16 single tenant centers, eight promotional/power centers and two regional shopping malls, containing in the aggregate approximately 8.2 million square feet of gross leasable area, approximately 6.5 million square feet of which is owned by the Company and the balance of which is owned by certain anchor retailers. Since 1963, the Company has owned and operated a total of 102 retail shopping centers (67 of which it developed), representing in the aggregate approximately 12.2 million square feet of gross leasable area.

         All of the Properties and other assets of the Company are held by, and all of the Company's operations are conducted by, the Operating Partnership. The Company is the sole general partner of the Operating Partnership and, as of April 30, 1996, owned a 92.0% interest therein. The remaining interests in the Operating Partnership are owned in the form of OP Units by the limited partners of the Operating Partnership (the "OP Limited Partners").

                 The Company may from time to time issue up to 1,038,706 Exchange Shares upon the acquisition of the OP Units tendered for exchange by the Original OP Limited Partners (as defined). The Company will acquire the exchanging partner's OP Unit in exchange for each Exchange Share that the Company issues in connection with these acquisitions. Consequently, with each exchange of OP Units for Exchange Shares, the Company's interest in the Operating Partnership will increase (all other factors remaining unchanged).

         The Company was incorporated in Maryland in September 1993. The principal executive offices of the Company and the Operating Partnership are located at 3500 Sepulveda Boulevard, Manhattan Beach, California 90266 and their telephone number is (310) 546-4520. Unless the context indicates otherwise, all references to the Company's business and properties include the business and properties of the Operating Partnership, Haagen Property Management, Inc., a California corporation ("HPMI"), Alexander Haagen Properties Finance, Inc., a Delaware corporation, and Alexander Haagen Properties Finance Partnership, L.P., a California limited partnership.

                                  RISK FACTORS

    In addition to the other information contained or incorporated by reference in this Prospectus or in an accompanying Prospectus Supplement, prospective investors should carefully consider the following factors before investing in the securities offered hereby.

TAX CONSEQUENCES OF EXCHANGE OF OP UNITS

    The exercise by an OP Limited Partner of the right to exchange OP Units for Exchange Shares will be treated for tax purposes as a sale of such OP Units by such OP Limited Partner. Such a sale will be fully taxable to the OP Limited Partner and such OP Limited Partner will be treated as recognizing gain or loss for income tax purposes in an amount equal to the difference between the "amount realized" by the OP Limited Partner in the exchange and the OP Limited Partner's adjusted tax basis in the OP Units exchanged. Generally, the amount realized by an OP Limited Partner on such an exchange will be equal to the fair market value of the Exchange Shares received in the exchange plus any reduction in the OP Limited Partner's share of liabilities of the Operating Partnership as a result of the exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the value of the Exchange Shares received upon such exchange. In addition, the ability of an OP Limited Partner to sell a substantial number of Exchange Shares in order to raise cash to pay tax liabilities associated with the exchange of OP Units may be restricted due to the Company's relatively low trading volume, and, as a result of fluctuations in the stock price, the price such holder receives for such shares may not equal the value of the OP Units at the time of exchange.

POTENTIAL CHANGE IN INVESTMENT UPON EXCHANGE OF OP UNITS

    If an OP Limited Partner exchanges his or her OP Units for Exchange Shares, such OP Limited Partner will become a stockholder of the Company rather than an OP Limited Partner in the Operating Partnership. Although the nature of an investment in Common Shares is similar in certain respects to an investment in OP Units, there are also differences between ownership of OP Units and ownership of Common Shares relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation.

GEOGRAPHIC CONCENTRATION OF PROPERTIES IN SOUTHERN CALIFORNIA

    Thirty of the Properties are located in Southern California and thus the performance of the Company will be particularly influenced by developments in this market area. Over the past few years, Southern California has experienced an economic recession. This has resulted in a general increase in vacancies and a general decrease in the rents commanded by commercial real estate lessors. In addition, a number of the Properties are located in heavily populated urban areas. Though this provides a substantial consumer population for the Properties to service, such areas experience problems common to urban centers generally.

ADVERSE CONSEQUENCES OF DEBT FINANCING

    As of March 31, 1996, the Company had a total of approximately $399.6 million of indebtedness, comprised of $231.0 million of secured indebtedness encumbering the Properties, approximately $138.6 million of 7 1/2% Convertible Subordinated Debentures due 2001, Series A and B of the Company (the "Convertible Debentures") and $30.0 million of 7 1/4% Exchangeable Subordinated Debentures due 2003 of the Operating Partnership (the "Exchangeable Debentures," and together with the Convertible Debentures, the "Debentures"). In order to pursue most effectively its operating and investment strategy, the Company intends to maintain a capital structure with a ratio of long-term debt (excluding the Debentures) to total market capitalization of less than 40%. As of March 31, 1996, the Company had a ratio of long-term debt to total market capitalization of approximately 47% (or 73% including the Debentures outstanding as of March 31, 1996 as part of long-term debt). The Board of Directors of the Company may change this policy at any time, and there is no limit on the amount of debt that the Company may incur. There are risks associated with any debt financing. Risks normally associated with debt financing include the risk that funds from operations will be insufficient to meet required payments of principal and interest and the risk that interest rates may increase, which could adversely affect a corporation's ability to make distributions. The Company will be required to make substantial aggregate future principal payments on outstanding mortgage indebtedness currently encumbering the Properties, including approximately $28.2 million in 1999, $18.6 million in 2002, $20.0 million in 2003 and $23.4 million in 2005. If the Company is unable to meet its payment and other obligations with respect to its Properties which are mortgaged to secure payment of indebtedness, one or more of such properties could be foreclosed upon or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company. At March 31, 1996, there were $25.2 million in borrowings under the Credit Facility.

RISKS OF FLOATING-RATE INDEBTEDNESS

    In May 1995, the Company entered into a $75 million credit facility with National Westminster Bank Plc, which provides for interest at a floating rate equal to LIBOR plus 1.5%. As of April 30, 1996, there were outstanding borrowings of $34,200,000 under such credit facility. Additional indebtedness the Company may in the future incur may also bear interest at a floating rate. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's cash available for distribution to stockholders.

REAL ESTATE INVESTMENT TRUST AND PARTNERSHIP QUALIFICATION

    The Company believes that it is organized and that it has operated in a manner which will allow it to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") beginning with its taxable year ended December 31, 1993, and the Company intends to continue to operate in such manner, but no assurance can be given that it has operated or will continue to operate in such manner so as to qualify or remain qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. This additional tax liability would reduce the amounts available for distribution by the Company to stockholders. See "Federal Income Tax Considerations".

    The Company believes that each of the Operating Partnership and certain other partnerships through which the Company owns certain Properties (the "Outside Partnerships") are properly treated as partnerships for federal income tax purposes. If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of the Operating Partnership or any of the Outside Partnerships as a partnership for federal income tax purposes, such partnership would be treated as an association taxable as a corporation. In such event, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests imposed by the Code and, in turn, would prevent the Company from qualifying as a REIT. See "Federal Income Tax Considerations--Taxation of the Company--Requirements for Qualification." In addition, the imposition of a corporate tax on the Operating Partnership or the Outside Partnerships would reduce the amount of funds from operations available for distribution to the Company and its stockholders. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership and the Outside Partnerships.

HISTORICAL OPERATING LOSSES OF THE PROPERTIES

    Although the Properties have historically generated positive cash flow after their construction and initial lease-up periods, the effect of depreciation, amortization and other non-cash charges and interest on indebtedness has resulted in net losses for financial reporting purposes in fiscal year 1995 and in each of the five fiscal years prior to fiscal 1994. Historical operating results of certain Properties may not be comparable to future operating results of the Company because, prior to their transfer to the Company on December 27, 1993, the Properties were encumbered with greater levels of debt (which has the effect of reducing net income) than that with which the Company operates and because certain significant Properties during the periods presented had been in the development phase or had not completed their leasing plan. In addition, the historical results of operations through December 31, 1993 do not reflect the addition of two Properties acquired concurrently with the consummation of the Company's initial public offering on December 27, 1993 (the "Initial Offering"), the Properties acquired since the Initial Offering (the "1994 Acquisition Properties") or the purchase of the remaining 50% joint venture interest in one of the Properties concurrently with the Initial Offering. However, there can be no assurance that the Company will not experience losses in the future. While the Company had net income for the year ended December 31, 1994, it posted a loss of $2,408,000 for the fiscal year ended December 31, 1995.

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

    The executive officers of the Company, Alexander Haagen, Sr., Alexander Haagen III, Seymour Kreshek, Fred W. Bruning, Charlotte Haagen, Stuart J. S. Gulland and Steven Jaffe (collectively, the "Executive Officers"), have substantial experience in owning, operating, managing, acquiring and developing shopping centers, particularly in the southern California market. The Company believes that its success will depend in large part upon the efforts of such persons. The Company has entered into employment agreements with Alexander Haagen, Sr., Alexander Haagen III, Charlotte Haagen and Seymour Kreshek which provide for their continued employment with the Company for an initial term ending December 27, 1996 and prevent them from competing with the Company during such term of employment and for one year thereafter. The Company also has an employment agreement with Fred Bruning which will expire in December 1996 with no restrictions thereafter.

ECONOMIC PERFORMANCE OF PROPERTIES

    The revenue from a property may be adversely affected by many factors, including tenant mix and the inability of the Company to collect rent from tenants. From time to time the Company may experience delays in completing the leasing plan for a specific property for various reasons. This could result in operating losses from such property and have a negative impact on the results of the Company. In the past, the Company has experienced a delay in completing its leasing plan with respect to Baldwin Hills Crenshaw Plaza. As of December 31, 1995, Baldwin Hills Crenshaw Plaza was 89.7% leased. The Company believes that as a result of revised leasing plans, the tenant mix at this Property has been significantly upgraded.

CONFLICTS OF INTEREST

    Certain ongoing arrangements between the Company, HPMI and affiliates of The Alexander Haagen Company, a California corporation ("AHC"), which holds all of the outstanding shares of voting stock of HPMI and the sole shareholders of which are certain Executive Officers, may lead to conflicts of interest on the part of certain directors and officers of the Company. Such transactions and arrangements include (i) the terms of the transfers of 36 Properties to the Company and the Operating Partnership in December 1993 (the "Original Properties"); (ii) the leasing of certain Properties that at the time of the Company's Initial Offering, had not completed their initial leasing plan (the "Development Properties"), which will result in the issuance of additional OP Units to the Executive Officers and certain other persons; (iii) a lease between HPMI and a partnership in which certain Executive Officers are partners, and HPMI's subsequent sublease of certain space to the Company and the Operating Partnership, pursuant to which the Company, the Operating Partnership and HPMI occupy their headquarters facility in Manhattan Beach, California; (iv) management agreements between HPMI, the Company and the Operating Partnership and certain affiliates of the Executive Officers with respect to HPMI's management of the Properties and certain properties not owned by the Company; and (v) the sale or refinancing of certain Properties which may cause adverse tax consequences to certain OP Limited Partners, including the Executive Officers. However, the enforcement of such arrangements will be subject to oversight by the directors of the Company who are not employed by the Company (the "Independent Directors").

REAL ESTATE INVESTMENT CONSIDERATIONS

    General Real Estate and Local Economic Conditions. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the properties. If the Company's properties do not generate sufficient income to meet operating expenses, including debt service, lease payments, capital expenditures and tenant improvements, the Company's income and ability to make distributions to its stockholders will be adversely affected. Income from the Company's properties may be adversely affected by the general economic climate, local economic conditions, and other location conditions, such as oversupply of leasable commercial retail space or a reduction in demand for such space, the attractiveness of the properties to tenants, competition from other available space, the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including real estate taxes). Income and real estate values may also be adversely affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

    Equity investments in real estate are relatively illiquid and, therefore, the ability of the Company to vary its portfolio promptly in response to changed conditions will be limited. While the Company is authorized to invest in various types of income-producing real properties, its current strategy is to concentrate on interests in retail shopping centers and similar facilities. Consequently, the Company will be subject to the risks associated with investments in a single industry.

    Inability to Rent Unleased Space. The ability of the Company to rent unleased space will be affected by many factors, including certain covenants restricting the nature of tenants occupying other space at a property often found in leases and reciprocal easement agreements with tenants in retail shopping center properties. In addition, in the event of a default by a lessee or sublessee in its obligations to the Company, the Company may experience delays in enforcing its rights as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in acquiring and making substantial improvements or repairs to a property. Fifteen of the Properties are single tenant centers, which may also require additional refurbishment in order to be re- leased in the event of a vacancy.

    Tenant Early Termination Rights. Certain leases at some Properties have provisions which allow the lessee to terminate its lease prior to the end of the original term thereof under certain conditions, including, for example, the failure to achieve a stated minimum sales level, the failure to achieve or maintain a stated minimum leasing level, or the closing of an anchor store and its failure to reopen within a certain period of time.

    Competition. There are numerous commercial developers and real estate companies that compete with the Company in seeking land for development, properties for acquisition and tenants for properties. There are numerous shopping facilities that compete with the Properties in attracting retailers to lease space. In addition, retailers at the Properties face increasing competition from outlet malls, discount shopping clubs, direct mail and telemarketing. Such competition may reduce properties available for acquisition or development, reduce percentage rents payable to the Company and may, through the introduction of competition, contribute to lease defaults or insolvency of tenants.

    Ground Leases. Certain Properties are held under long-term ground leases. A default by the Company under the terms of the applicable ground lease could result in the loss of the Property subject to such ground lease. In addition, upon expiration of an existing ground lease, there is no assurance that the Company would be able to negotiate a new ground lease on terms consistent with or more favorable than existing terms, which may result in increased rental expense to the Company. Two of the Company's ground leases expire within the next 20 years. Ground leases with respect to certain Properties require participating rent payments to the ground lessors, which may limit the potential revenues to the Company from such Properties.

    Uninsured Loss. The Company requires all of its lessees to maintain casualty and liability insurance. The Properties also will be covered by comprehensive liability, rental loss, all-risk (at full replacement cost) and earthquake insurance with respect to its properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses which may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the property.

GOVERNMENT REGULATIONS

    Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or develop such real estate or to borrow using such real estate as collateral. In connection with its ownership and operation of properties, the Company may be potentially liable under such laws and may incur costs in responding to such liabilities.

    All of the Properties (except for Montebello Town Square (Montebello, CA) and Media City Center (Burbank, CA)) were subject to Phase I or similar environmental assessments by independent environmental consultants substantially concurrently with their transfer to the Company. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, a preliminary investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. Montebello Town Square and Media City Center were subject to extensive environmental investigations in connection with the construction of such Properties that were more comprehensive than Phase I assessments.

    Montebello Town Square is located over a former crude oil production field and is near the Operating Industries, Inc. ("OII") Superfund site. The prior owner and operator of the site, Chevron U.S.A., previously remediated crude oil contamination on the site to a level acceptable to responsible agencies. Potential methane gas migration from the OII site is controlled by a methane gas venting system, a sub- floor gas barrier and certain monitoring devices. Responsible governmental agencies have approved these measures. By virtue of the measures taken and the creditworthiness of Chevron and the responsible parties with respect to the OII site, the Company does not believe that this matter will have a material adverse impact on its financial condition, results of operations or business.

    Media City Center is located within the San Fernando Valley Superfund site. However, remediation of this Superfund site is being carried out to the satisfaction of responsible governmental agencies by parties other than the Company, including Lockheed Aeronautical Systems Company, which have been named as responsible parties. By virtue of the Company's belief that Media City Center complies with applicable law in all material respects and the active remediation and creditworthiness of the responsible parties, the Company does not believe that this matter will have a material adverse impact on its financial condition, results of operations or business.

    At Medford Center (Medford, OR), certain current or prior tenants utilized hazardous materials in the normal course of their business. Possible leakage of hazardous materials into the soil and groundwater is suspected to have occurred from a drycleaner store and from underground storage tanks which have been removed. In connection with the transfer of Medford Center to the Company, the transferors provided to the Company $300,000, to be used to fund future environmental remediation costs at Medford Center. The Company does not believe that such remediation costs will exceed $300,000 and therefore does not believe that this matter will have a material adverse impact on its financial condition, results of operations or business.

    At various Properties, some current or prior tenants, such as service stations or drycleaners, store, sell or use hazardous materials in the conduct of their businesses and a potential for contamination exists. Except as noted below, contamination at levels requiring clean-up have not been detected except in cases in which indicated remediation has occurred. Hydrocarbon contamination has been detected in the soil and/or groundwater beneath ten of the Properties on which service stations are presently or were previously operated. At two of such Properties, primary responsibility for clean-up has been assumed by the tenant, a major oil company which is dealing directly with the responsible government agencies. At the other eight Properties, the Company anticipates that remediation will be borne in significant part by the prior owner, the prior service station operator and the current service station operator (which filed for bankruptcy protection). The Company will ultimately bear some financial responsibility for these matters. However, by virtue of the indemnity agreements with the prior owner and the creditworthiness of the prior owner and the indemnities from Predecessor Affiliates described below, the Company does not believe that these matters will have a material adverse impact on its financial condition, results of operations or business.

    Except for the foregoing matters, the Company is not aware of any non-compliance, liability or other claim in connection with any of the Properties which the Company believes will have a material adverse effect on the Company's financial condition, results of operations or business. However, no assurance can be given that Phase I assessments and any other existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner or tenant of a Property did not create any material environmental condition not known to the Company, that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise exist as to any one or more Properties.

    Pursuant to an Environmental Indemnity Agreement, dated as of December 27, 1993, the transferors of the Original Properties have agreed to provide certain indemnities to the Company for environmental liabilities that may arise with respect to any contamination on or affecting the condition of the Original Properties which was known as of December 27, 1993 or which becomes known after December 27, 1993 as a result of additional environmental testing commenced prior to December 27, 1993. Pursuant to the transfer documents with respect to the 1994 Acquisition Properties, the transferors of such Properties will also provide certain indemnities with respect to environmental liabilities to the Company. The Company believes that such indemnities, taking into account the financial resources of such parties, will be sufficient to satisfy the matters described above. Because responsibility for such matters is being retained by such parties, no liabilities will be recorded on the financial statements of the Company in respect of such matters.

    Costs of Compliance with Americans with Disability Act. Under the Americans with Disability Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although the Company believes that the Properties are substantially in compliance with the present requirements under the ADA, the Company may in the future incur costs of complying with additional requirements under the ADA. However, the Company does not believe that such additional costs of compliance will have a material effect on the Company.

OWNERSHIP LIMIT

    In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code). In addition, rent from Related Party Tenants (as defined below) is not qualifying income for purposes of the gross income tests under the Code. See "Federal Income Tax Considerations--Taxation of the Company." Two sets of constructive ownership rules (one to determine whether a REIT is closely held and one to determine whether rent is from a Related Party Tenant) apply in determining whether these requirements are met. Accordingly, for the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits actual or constructive ownership of more than 9.8% of the lesser of the number or value of outstanding Common Shares by any person (the "Ownership Limit"). The constructive ownership rules are complex and may cause Common Shares owned, actually or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the lesser of the number or value of outstanding Common Shares (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding Common Shares, and thus subject such Common Shares to the Ownership Limit. See "Description of Securities--Restrictions on Ownership". In addition, for these purposes, Common Shares that may be acquired upon conversion or exchange of Debentures actually or constructively held by an investor, but not Common Shares issuable with respect to Debentures held by others, are deemed to be outstanding prior to their conversion or exchange for purposes of determining the percentage of ownership of Common Shares held by that investor. Actual or constructive ownership of Common Shares in excess of the Ownership Limit would cause the violative transfer or ownership to be void as to the transferee and would cause such shares (and perhaps other Common Shares) to be converted into Excess Stock (as defined below), which have limited economic rights. See "Description of Securities--Restrictions on Ownership."

LIMITS ON ACQUISITIONS AND CHANGES IN CONTROL

    Certain provisions of the Maryland General Corporation Law (the "MGCL") and the Company's Charter and Bylaws could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium for their Common Shares over then-prevailing market prices.

    Ownership Limit. The Ownership Limit set forth in the Charter may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even when a change in control is in the interest of the stockholders.

    Staggered Board. The Board of Directors of the Company has three classes of directors. The terms of the first, second and third classes will expire as of the date of the Company's annual stockholders' meeting in 1995, 1996 and 1997, respectively. Directors for each class are chosen for a three-year term upon the expiration of the current class' term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even where a change in control is in the interest of the stockholders.

    Preferred Stock. The Company's Charter authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into Common Shares) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even where a change of control is in the stockholders' interest.

    Control Shares. The MGCL provides certain restrictions upon the voting rights of "control shares" in a Maryland corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the holder thereof, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. The MGCL provides that "control shares" have no voting rights except to the extent approved by an affirmative vote of two-thirds of the outstanding shares entitled to vote on the matter, excluding shares held by the acquiror and the officers and directors of the Company, subject to certain limitations. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. Pursuant to the statute, the Bylaws of the Company exempt control share acquisitions involving the Executive Officers and certain associates and affiliates of such persons, and, consequently, the prohibition on voting control shares will not apply to such persons.

    Business Combinations. Under the MGCL, certain Business Combinations (as defined) between a Maryland corporation and any person or affiliate thereof who is the beneficial owner of 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the Company and (ii) 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares held by persons other than the Interested Stockholder with whom the Business Combination is to be effected, subject to certain exceptions. Pursuant to the statute, the Company has exempted any Business Combinations involving the Executive Officers and certain associates and affiliates of such persons, and, consequently, the five-year prohibition and the super-majority vote requirement will not apply to Business Combinations between the Company and such persons.

CHANGES IN INVESTMENT AND FINANCING POLICIES

    The Board of Directors determines the Company's and the Operating Partnership's investment and financing policies and policies with respect to certain other activities, including the growth, capitalization, distributions and operating policies of the Company and the Operating Partnership. Although the Board of Directors has no present intention to amend or revise these policies, the Board of Directors may do so at any time without a vote of the Company's stockholders.

TAX CONSEQUENCES OF SALE OR REFINANCING OF THE PROPERTIES

    Since most of the Original Properties had unrealized gain attributable to the difference between fair market value and adjusted tax basis in such properties immediately prior to their contribution to the Operating Partnership, the sale of any of such Original Properties may cause adverse tax consequences to certain OP Limited Partners that acquired OP Units or rights to earn OP Units in connection with the formation of the Company in December 1993 (the "Original OP Limited Partners"), as compared to the effects on the Company. In addition, a significant reduction in such Original Properties' debt could cause adverse tax consequences to certain Original OP Limited Partners. As a result, certain Executive Officers who were partners in the transferors of such Original Properties might not favor such a sale of the Original Properties or a significant reduction in debt even though such sale or debt reduction could be beneficial to the Company. The decision as to whether to proceed with any such sale or debt reduction would be made by the Board of Directors. In the event of a sale of any property, the OP Limited Partners will have the right to demand registration of such portion of their Common Shares which, when sold, would generate funds sufficient to pay any taxes resulting from the sale of the property and the exchange of OP Units for such Common Shares.

    The Company is not required to distribute its net capital gains to stockholders in order to retain its qualification as a REIT. However, the Company would be subject to federal income tax (and in certain cases federal excise tax) on its undistributed net capital gains. Accordingly, as the managing general partner of the Operating Partnership, the Company will be required to take such reasonable efforts, as determined by it in its sole discretion, to cause the Operating Partnership to distribute sufficient amounts to enable the payment of sufficient distributions by the Company to avoid any federal income or excise tax at the Company level as a consequence of such sale. This requirement may impact the ability of the Company to dispose of properties in its portfolio.

    In addition, the Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations-- Taxation of the Company--Income Tests." Currently, the Company has no plans to offer any of its Properties for sale.

RESTRICTIONS WITH RESPECT TO PARTIALLY-OWNED PROPERTIES

    Two Properties, Kenneth Hahn Plaza and Vermont-Slauson Shopping Center (the "Partially-Owned Properties") are currently owned by Outside Partnerships consisting of affiliates of the Company and one or more partners who have no interest in the Company. The Operating Partnership owns a 75% managing general partnership interest in the limited partnership that owns Kenneth Hahn Plaza and an 85% managing general partnership interest in Haagen-Central Partnership, the general partnership which is the managing general partner of, and holds a 40% interest in, the limited partnership that owns Vermont-Slauson Shopping Center.

    The Company has certain fiduciary responsibilities to the Outside Partnerships which it will need to consider when making decisions relating to the Partially-Owned Properties. The Company does not have sole control of certain major decisions relating to the Partially-Owned Properties, including certain decisions with respect to sales and refinancings of the Partially-Owned Properties and the timing and amount of additional capital contributions thereto. In addition, the sale or transfer of partnership interests in all of the Outside Partnerships and Haagen-Central Partnership are subject to certain rights of first refusal which generally require the partner desiring to sell its interest to a third party to offer the interest first to the other partners on the same terms and conditions offered by the third party. In addition to such rights of first refusal, the sale, transfer, assignment or pledge of partnership interests in certain Outside Partnerships require the prior written consent of the other partners. Likewise, the consent of the other partners in the Outside Partnerships would be required for any sale, transfer or encumbrance of the Partially-Owned Properties. These limitations may result in decisions by third parties with respect to such properties that do not fully reflect the interests of the Company at such time.

FUTURE ISSUANCE OF ADDITIONAL OP UNITS AND SHARES

    The future issuance of Common Shares upon exchange of Debentures could have a dilutive effect on cash available for distribution on a per share basis to holders of Common Shares (such dilution being currently estimated at $0.04 per share on an annual basis). Holders of Common Shares may also experience a dilution in net tangible book value per share ranging from $2.76 per share to $3.35 per share resulting from the issuance of additional OP Units based upon the increase in net annualized cash flow from the Development Properties in the event that additional OP Units ranging from 3,500,000 to 4,500,000 are issued to the Predecessor Affiliates.

SHARES AVAILABLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Shares. Sales of a substantial number of Common Shares (including shares issued upon exchange of OP Units or Exchangeable Debentures or conversion of Convertible Debentures) or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. Subject to certain adjustments, an aggregate of 1,044,076 additional Common Shares or, in the event the Company's original leasing plans with respect to the Development Properties were fulfilled, ranging from 4,544,076 to 5,544,076 additional Common Shares, may be issued to the OP Limited Partners (subject to the Ownership Limit) if they exchange all of their OP Units for Common Shares. The Company has agreed to register Common Shares issuable to OP Limited Partners upon exchange of their OP Units, subject to contractual limitations on resale thereof which are substantially equivalent to the volume limitations of Rule 144 promulgated under the Securities Act. As of December 31, 1995, an aggregate of 9,366,611 additional Common Shares may be issued to the holders of Debentures if such holders elect to convert or exchange, as applicable, all outstanding Debentures for Common Shares, with no restrictions as to the resale thereof. The Company has granted options for 703,402 Common Shares and reserved for issuance an additional 146,598 Common Shares under the Company's 1993 Stock Incentive Plan, all of which the Company has registered.

RISKS OF DEVELOPMENT ACTIVITIES

    The Company may selectively pursue development projects, including the expansion of certain Properties. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company may incur certain risks in connection with development activities, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomic; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable.

DISTRIBUTIONS TO STOCKHOLDERS

    Distributions by the Company to its stockholders will be based principally on cash available for distribution from the properties in the Company's portfolio. Increases in base rent and percentage rent under the leases of the Properties or the payment of rent in connection with future acquisitions will increase the Company's cash available for distribution. However, in the event of a default or a lease termination by a lessee, there could be a decrease or cessation of rental payments. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected cash available for distribution. If the Company incurs additional indebtedness in the future, it will require additional funds to service such indebtedness and as a result amounts available to make distributions may decrease. Distributions by the Company will also be dependent upon a number of other factors, including the Company's financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code described below and such other factors as the Company deems relevant. The possibility exists that future operating results of the Company may differ from the assumptions used by the Board of Directors in determining the current distribution rate. In such event, the trading price of the Common Shares may be adversely affected.

    To obtain the favorable tax treatment associated with REITs, the Company generally will be required to distribute to its stockholders at least 95% of its net taxable income each year. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and undistributed income from prior years.

    The Company intends to make distributions to its stockholders to comply with the 95% distribution requirements of the Code and to avoid the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

EFFECT OF MARKET INTEREST RATES ON SHARE PRICE

    One of the factors that may influence the price of the Common Shares in public markets will be the amount of the annual distributions paid by the Company relative to the price paid for Common Shares. As a result, an increase in market interest rates could adversely affect the market price of the Common Shares to the extent that the yield on those shares compares less favorably to yields on fixed-income securities and other alternative investments.

BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS

    At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow available for distribution by the Company. No assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in a reduction in the percentage rent paid by such tenant or in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or a tenant's financial condition weakens, the Company's income may be adversely affected.

    From 1989 to 1995, a period which management of the Company believes was particularly challenging for retailers, Bullock's and Broadway were the only anchor tenants at any of the Properties to file petitions in bankruptcy. Bullock's (now Macy's), an anchor tenant at Media City Center, is a subsidiary of R.H. Macy & Co., Inc., which has been operating under bankruptcy protection since January 27, 1992. Macy's has affirmed its lease at Media City Center. Broadway, an anchor tenant at Baldwin Hills Crenshaw Plaza, was a subsidiary of Carter Hawley Hale Stores, Inc. during its bankruptcy reorganization and continued to operate at Baldwin Hills Crenshaw Plaza during and following the pendency of such bankruptcy. In addition, other national retail tenants of the Company, including Newberry's, Edison Brothers, Wherehouse, Petries Corp. and Fabricland, have filed for bankruptcy in the last several years. A number of leases have been rejected by such bankrupt tenants. Although the Company will seek to re-lease such space, there can be no assurance as to when or on what terms it will be able to do so.


                           DESCRIPTION OF SECURITIES

GENERAL

    Under the Company's Charter, the total number of shares of all classes of stock that the Company has authority to issue is 80,000,000, consisting of 50,000,000 Common Shares, 25,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

    The holders of Common Shares are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock establishing the designation, powers, preferences and relative, participating, option or other special rights and powers of such series of Preferred Stock, the holders of Common Shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All outstanding Common Shares are, and all Common Shares issued in the Offering will be, fully paid and nonassessable and the holders thereof do not have preemptive rights.

    The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. The Company has no present intention to issue shares of Preferred Stock.

CORPORATE GOVERNANCE

    Transactions involving the Company and affiliates of AHC require the approval of the Independent Directors. In addition, the Independent Directors will be responsible for enforcement of the terms of the lease of the current headquarters of the Company, the Operating Partnership and HPMI and will review the issuance of additional OP Units with respect to the Development Properties for compliance with the criteria therefor. Certain other significant actions of the Company, including any transaction involving a Change of Control (as defined) of the Company or the Operating Partnership, amendments to the Company's Charter or the Bylaws (except for such amendments as may be necessary to maintain the Company's status as a REIT) and any issuance by the Company of securities or rights with certain special voting or other rights, require the approval of a minimum of one more than a majority of all directors. A "Change of Control" of the Company or the Operating Partnership will generally be deemed to have occurred upon the transfer of 20% or more of the combined voting power of the Company or the Operating Partnership, as the case may be. In addition, certain actions relating to the Operating Partnership and the Company's interest therein require approval of the OP Limited Partners. See "Operating Partnership Agreement."

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Common Shares may be owned, actually or constructively, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the Common Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants is not qualifying income for purposes of the gross income tests under the Code. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests." Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Board of Directors has adopted a provision in the Charter restricting the ownership and transfer of Common Shares (the "Ownership Limit Provision").

    The Ownership Limit Provision provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, Common Shares in excess of the Ownership Limit, which is equal to 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding Common Shares. The constructive ownership rules are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Shares (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the Common Shares, and thus subject such Common Shares to the Ownership Limit. In addition, for these purposes, Common Shares that may be acquired upon conversion or exchange of Debentures actually or constructively held by an investor, but not Common Shares issuable with respect to Debentures held by others, are deemed to be outstanding prior to conversion or exchange, for purposes of determining the percentage of ownership of Common Shares held by that investor.

    The Board of Directors may waive the Ownership Limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company.

    If Common Shares in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by less than 100 persons, are issued or transferred to any person, the Charter provides that such issuance or transfer will be null and void ab initio as to the intended transferee and the intended transferee will acquire no rights to or economic interests in the stock. In addition, shares actually or constructively owned by a person in excess of the Ownership Limit will be automatically converted into shares of Excess Stock that will be transferred by operation of law to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Ownership Limit). While held in trust, the Excess Stock will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in any distributions made by the Company. The intended transferee or owner may, at any time shares of Excess Stock are held by the Company in trust, transfer such shares of Excess Stock at a price not to exceed the price paid by the intended transferee or owner to any person whose ownership of such Excess Stock would be permitted under the Ownership Limit Provision, at which time such shares of Excess Stock would automatically be exchanged for Common Shares. In addition, the Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the intended transferee or owner at a price equal to the lesser of the price paid for the stock by the intended transferee or owner and the closing market price for the Common Shares on the date the Company exercises its option to purchase the stock. This period commences on the date of the violative transfer or ownership if the intended transferee or owner gives notice of the transfer to the Company, or the date the Board of Directors determines that a violative transfer or ownership has occurred if no notice is provided.

    The Ownership Limit Provision will not be automatically removed from the Charter even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Amendments to the Charter require the affirmative vote of holders owning 66 2/3% of the outstanding Common Shares. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors.

    All certificates representing Common Shares bear a legend referring to the restrictions described above.

    All persons who own a specified percentage (or more) of the outstanding Common Shares must file an affidavit with the Company containing information regarding their ownership of Common Shares as set forth in the Treasury Regulations. Under current Treasury Regulations the percentage will be set between one-half of one percent and five percent, depending on the number of record holders of Common Shares. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect, actual and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

TRANSFER AGENT AND REGISTRAR

    The First National Bank of Boston is the transfer agent and registrar with respect to the Common Shares.


                        OPERATING PARTNERSHIP AGREEMENT
MANAGEMENT

    The Operating Partnership is a California limited partnership. Pursuant to the OP Partnership Agreement, the Company is the sole general partner of the Operating Partnership and generally has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and to cause changes in the Operating Partnership's line of business and distribution policies. Dispositions of properties are subject to the condition that limitations (other than the Ownership Limit) on the sale of Common Shares are removed and, to the extent necessary, registration rights are granted to permit the sale of Common Shares exchanged for OP Units in an amount sufficient to raise cash to pay taxes on the property disposition and the OP Unit exchange.

    The consent of a majority of the outstanding percentage interest of the OP Limited Partners is required with respect to certain extraordinary actions involving the Operating Partnership including (i) the amendment, modification or termination of the OP Partnership Agreement, (ii) a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for any of the assets of the Operating Partnership, (iii) the institution of any proceeding for bankruptcy of the Operating Partnership, (iv) the transfer of any general partner interests in the Operating Partnership, including through any merger, consolidation or liquidation of the Company and (v) the admission of any additional or substitute general partner in the Operating Partnership. In addition, unless the Company owns 90% or more of the total percentage interest in the Operating Partnership, the consent of a majority at the outstanding percentage interest of the OP Limited Partners will also be required with respect to (a) the dissolution of the Operating Partnership, (b) the sale or other transfer of all or substantially all of the assets of the Operating Partnership and (c) any merger or consolidation of the Operating Partnership involving a final disposition of the OP Limited Partners' interest therein.

TRANSFERABILITY OF OP UNITS

    The OP Partnership Agreement provides that OP Limited Partners may transfer their OP Units only to family members (or related trusts or estates), affiliated entities, other original OP Limited Partners or certain bona fide third party pledgees, subject to certain limitations.

EXCHANGE RIGHTS

    The Original OP Limited Partners (other than Haagen family members, Seymour Kreshek and related entities) have the right to exchange their OP Units for Common Shares at any time since December 27, 1994 (subject to the Ownership Limit and certain limitations on resale of shares) at an exchange ratio of one Common Share for each OP Unit. Haagen family members, Seymour Kreshek and certain related entities have the right to exchange their OP Units for Common Shares beginning on such date but only once in any three-month period (subject to the Ownership Limit and certain limitations on resale) at the above exchange ratio. All subsequent OP Limited Partners may exchange their OP Units for Common Shares and resell them, subject to certain securities laws restrictions, at any time. The exchange ratio is subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events.

ISSUANCE OF ADDITIONAL OP UNITS

    The Company, as the sole general partner of the Operating Partnership, has the ability to cause the Operating Partnership to issue additional units of general and limited partnership interests in the Operating Partnership.

FUNDING OF INVESTMENTS

    The OP Partnership Agreement provides that if the Operating Partnership requires additional funds to pursue its investment objectives, the Company may fund such investments by raising additional equity capital and making a capital contribution to the Operating Partnership or by borrowing such funds and lending the net proceeds thereof to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. The Company's partnership interest in the Operating Partnership will be increased based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions.

TERM

    The Operating Partnership will continue in full force and effect until December 31, 2092, or until sooner dissolved pursuant to terms of the OP Partnership Agreement.


                      EXCHANGE OF UNITS FOR COMMON SHARES

TERMS OF THE EXCHANGE

    Original OP Limited Partners may exchange up to 1,038,706 OP Units of the Operating Partnership for a like number of Exchange Shares. The Original OP Limited Partners (other than Haagen family members, Seymour Kreshek and certain related entities) have the right to exchange their OP Units for Exchange Shares at any time (subject to certain conditions and certain limitations on the resale thereof). Haagen family members, Seymour Kreshek and certain related entities have the right to exchange their OP Units for Exchange Shares only once in any three-month period. Such Exchange Shares may be resold, subject to certain exceptions and volume limitations, any time after December 27, 1995. The number of Exchange Shares for which the OP Limited Partners may exchange their OP Units is subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events.

    An OP Limited Partner effecting an exchange (a "Tendering Partner") must deliver to the Company a Notice of Exchange, substantially in the form of Exhibit B to the Operating Partnership Agreement. A Tendering Partner shall have the right to receive, on the day of receipt by the Company of a Notice of Exchange (the "Specified Exchange Date"), the number of Exchange Shares which corresponds to the tendered OP Units. The Exchange Shares shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter, the Bylaws of the Company, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Exchange Shares entered into by the Tendering Partner. Notwithstanding any delay in such delivery, the Tendering Partner shall be deemed the owner of such Exchange Shares and rights for all purposes, including without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Exchange Date.

    Each Tendering Partner shall continue to own all OP Units subject to any exchange, and be treated as a Limited Partner with respect to such OP Units for all purposes, until such OP Units are transferred to the Company and paid for on the Specified Exchange Date. Until a Specified Exchange Date, the Tendering Partner shall have no rights as a stockholder of the Company.

CERTAIN CONDITIONS TO THE EXCHANGE

    The Company will issue Exchange Shares to a Tendering Partner promptly upon receipt of a Notice of Exchange subject to the following conditions:

    o In order to protect the Company's status as a REIT, no Tendering Partner shall be entitled to effect an exchange, if such exchange would cause such Tendering Partner or any other person to violate the Ownership Limit Provision of the Company's Charter.

    o No Tendering Partner may effect an exchange for less than 500 OP Units, or if the Tendering Partner holds less than 500 OP Units, all of the OP Units held by such Tendering Partner.

    o No Tendering Partner may effect an exchange during the period after the record date established by the Company for a distribution from the Operating Partnership to the partners in the Operating Partnership and prior to the record date established by the Company for a distribution to its stockholders of some or all of its portion of such distribution.

    Any attempted exchange in violation of any of the foregoing conditions shall be null and void ab initio and such Tendering Partner shall not acquire any rights or economic interest in the Exchange Shares otherwise issuable upon such exchange.

COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON SHARES

    Generally the nature of an investment in Common Shares is similar in several respects to an investment in OP Units of the Operating Partnership. Holders of Common Shares and holders of OP Units generally receive the same distributions and shareholders and holders of OP Units generally share in the risks and rewards of ownership in the enterprise being conducted by the Company through the Operating Partnership. However, there are also differences between ownership of OP Units and ownership of Common Shares, some of which may be material to investors.

    The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist OP

Limited Partners in understanding how their investment will be changed if they exchange their OP Units for Exchange Shares. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF OP UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.


                     FORM OF ORGANIZATION AND ASSETS OWNED

                             OPERATING PARTNERSHIP

The Operating Partnership is organized as a California limited partnership. The Operating Partnership owns interests in the Properties and, through HPMI, conducts the Company's management and leasing business. The Operating Partnership's purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided that such business is to be conducted in a manner that permits the Company to be qualified as a REIT unless the Company ceases to qualify as REIT.

                                    COMPANY

The Company is a Maryland corporation. The Company has elected to be taxed as a REIT under the Code, commencing with its taxable year ending December
31, 1993, and intends to maintain its qualification as a REIT. The Company's only substantial asset is its interest in the Operating Partnership, which gives the Company an indirect investment in the Properties owned by the Operating Partnership. Under its Charter, the Company may engage in any lawful activity permitted by the General Corporation Law of Maryland.

                               ADDITIONAL EQUITY

                             OPERATING PARTNERSHIP

The Operating Partnership is authorized to issue OP Units and other partnership interests (including partnership interests of different series or classes that may be senior to OP Units) as determined by the Company as
its general  partner, in  its sole  discretion.   The Operating Partnership may
issue OP Units and other partnership interests to the Company, as long as such interests are issued in connection with a comparable issuance of shares of the Company and proceeds raised in connection with the issuance of such shares are contributed to the Operating Partnership.

                                    COMPANY

The Board of Directors may issue, in its discretion, additional Common Shares or shares of Preferred Stock; provided, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in the Company's Charter. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for OP Units in the Operating Partnership.


                               MANAGEMENT CONTROL

                             OPERATING PARTNERSHIP

All management powers over the business and affairs of the Operating Partnership are vested in the general partner, and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership except (1) the general partner of the Operating Partnership may not dispose of all or substantially all of the Operating Partnership's assets without the consent of the holders of two-thirds of the outstanding OP Units, (2) there are certain limitations on the ability of the general partner of the Operating Partnership to cause or permit the Operating Partnership to dissolve. See "--Vote Required to Dissolve the Operating Partnership or the Company" below. The general partner may not be removed by the OP Limited Partners with or without cause.

                                    COMPANY

The Board of Directors has exclusive control over the Company's business affairs subject only to the restrictions in the Charter and Bylaws. The board is classified into three classes of directors. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the board of directors may be altered or eliminated without a vote of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of the Company. The
Board of Directors cannot change the Company's policy of maintaining its status as a REIT, however, without the approval of holders a majority of the outstanding Common Shares.


                                FIDUCIARY DUTIES

                             OPERATING PARTNERSHIP

Under California law, the general partner of the Operating Partnership is accountable to the Operating Partnership as a fiduciary and, consequently, is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. However, under the Operating Partnership Agreement, the general partner is not liable for monetary damages for losses sustained or liabilities incurred by partners as a result of errors of judgment or of any act or omission, provided that the general partner has acted in good faith.

                                    COMPANY

Under Maryland law, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in the best interests of the Company and with the care of an ordinarily prudent person in a like position. Directors of the Company who act in such a manner generally will not be liable to the Company for monetary damages arising from their activities.

                    MANAGEMENT LIABILITY AND INDEMNIFICATION

                             OPERATING PARTNERSHIP

As a matter of California law, the general partner has liability for the payment of the obligations and debts of the Operating Partnership unless limitations upon such liability are stated in the document or instrument evidencing the obligation. Under the Operating Partnership Agreement, the Operating Partnership has agreed to indemnify the general partner and any director or officer of the general partner from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership in which the general partner or such director or officer is involved, unless (1) the act was in bad faith and was material to the action; (2) such party received an improper personal benefit; or (3) in the case of any criminal proceeding, such party had reasonable cause to believe the act was unlawful. The reasonable expenses incurred by an indemnitee may be reimbursed by the Operating Partnership in advance of the final disposition of the proceeding upon receipt by the Operating Partnership of an affirmation by such indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking by such indemnitee to repay the amount if it is determined that such standard was not met.

                                    COMPANY

The Company's Charter provides that the liability of the Company's directors and officers to the Company and its stockholders for money damages is limited to the fullest extent permitted under Maryland law. The Charter and Maryland law provide indemnification to directors and officers to the same extent that such directors and officers have indemnification rights under the Operating Partnership Agreement (as officers and directors of the general partner).


                            ANTITAKEOVER PROVISIONS

                             OPERATING PARTNERSHIP

Except in limited circumstances (See "Voting Rights" below), the general partner of the Operating Partnership has exclusive management power over the business and affairs of the Operating Partnership. The general partner may not be
removed by the Limited Partners with or without cause.   Under the Operating
Partnership Agreement, the general partner may, in its sole discretion, prevent a Limited Partner from transferring his interest or any rights as a limited partner except in certain limited circumstances. The general partner may exercise this right of approval to deter, delay or hamper attempts by persons to acquire a controlling interest in the Operating Partnership.

                                    COMPANY

The Charter and Bylaws of the Company contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. These provisions include, among others: (1) a staggered board of directors; (2) authorized capital stock that may be issued as Preferred Stock in the discretion of the board of directors, with superior voting rights to the Common Stock; (3) a requirement that directors may be removed only for cause and only by a vote of holders of at least a majority of the outstanding Common Stock; and (4) provisions designed to avoid concentration of share ownership in a manner that would jeopardize the Company's status as a REIT under the Code. See "Description of Securities--Restrictions on Ownership."

                                 VOTING RIGHTS

                             OPERATING PARTNERSHIP

Under the Operating Partnership Agreement, the Limited Partners have voting rights only as to the dissolution of the Operating Partnership, the sale of all or substantially all of the assets or merger of the Operating Partnership, and amendments of the Operating Partnership Agreement, as described more fully below. Otherwise, all decisions relating to the operation and management of the Operating Partnership are made by the general partner. As of April 30, 1996, the Company held approximately 92.0% of the outstanding OP Units. As OP Units are exchanged by OP Limited Partners, the Company's percentage ownership of the OP Units will increase. If additional OP Units are issued to third parties, the Company's percentage ownership of the OP Units will decrease.

                                    COMPANY

The Company is managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at annual meetings of the Company. Maryland law requires that certain major corporate transactions, including most amendments to the Charter, may not be consummated without the approval of stockholders as set forth below. All Common Shares have one vote per share, and the Charter permits the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Shares. See "Description of Securities."

     The following is a comparison of the voting rights of the OP Limited Partners of the Operating Partnership and the stockholders of the Company as they relate to certain major transactions:

A.       AMENDMENT OF THE OPERATING PARTNERSHIP AGREEMENT OR THE CHARTER.

                             OPERATING PARTNERSHIP

The Operating Partnership Agreement may be amended through a proposal by the general partner or any Limited Partner holding 20% or more of the OP Units. Such proposal, in order to be effective, must be approved by the general partner and by the written vote of holders of at least a majority of the outstanding OP Units. Certain amendments that affect that fundamental rights of an OP Limited Partner must be approved by each affected Limited Partner. In addition, the general partner may, without the consent of the OP Limited Partners, amend the Operating Partnership Agreement as to certain ministerial matters.

                                    COMPANY

Amendments to the Company's Charter must be approved by the Board of Directors and by the vote of at least two-thirds of the votes entitled to be cast at a meeting of stockholders.

B.       VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY.

                             OPERATING PARTNERSHIP

So long as OP Limited Partners hold, in the aggregate, at least a 10% interest in the Operating Partnership, the general partner may not elect to dissolve the Operating Partnership without the prior written consent of at least a majority of the outstanding OP Units held by OP Limited Partners.

                                    COMPANY

Under Maryland Law, the Board of Directors must obtain approval of holders of at least two-thirds of the outstanding Common Stock in order to dissolve the Company.

C.       VOTE REQUIRED TO SELL ASSETS OR MERGE.

                             OPERATING PARTNERSHIP

Under the Operating Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Operating Partnership's assets or merger or consolidation of the Operating Partnership requires the consent of the general partner and holders of at least a majority of the outstanding OP Units held by OP Limited Partners so long as OP Limited Partners hold, in the aggregate, at least a 10% interest in the Operating Partnership.

                                    COMPANY

Under Maryland law, the sale of all or substantially all of the assets of the Company or merger or consolidation of the Company requires the approval of the Board of Directors and holders of two-thirds of the stockholders. No approval of the stockholders is required for the sale of less than all or substantially all of the Company's assets.

                      COMPENSATION, FEES AND DISTRIBUTIONS

                             OPERATING PARTNERSHIP

The general partner does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the general partner has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the general partner for all expenses incurred relating to the ongoing operation of the Company.

                                    COMPANY

The directors and officers of the Company receive compensation for their services.

                             LIABILITY OF INVESTORS

                             OPERATING PARTNERSHIP

Under the Operating Partnership Agreement and applicable California law, the liability of the OP Limited Partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

                                    COMPANY

Under Maryland law, stockholders are not personally liable for the debts or obligations of the Company.


                                   LIQUIDITY

                             OPERATING PARTNERSHIP

OP Limited Partners cannot transfer their OP Units, except (1) to the general partner, (2) to other OP Limited Partners, (3) to immediate family members, (4) pursuant to an exchange for Exchange Shares, or (5) pursuant to a pledge to an unaffiliated lending institution as collateral or security for a loan or other extension of credit.

                                    COMPANY

The Exchange Shares will be freely transferable as registered securities under the Securities Act, subject to prospectus delivery and other requirements for registered securities. The Common Shares are listed on the AMEX. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's and other real estate investments, and the Company's dividend yield compared to that of other debt and equity securities.


                                     TAXES

                             OPERATING PARTNERSHIP

Income and loss from the Operating Partnership generally is subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from the Operating Partnership that is considered "passive income" generally can be offset against income and loss from other investments that constitute "passive activities".

The Operating Partnership is not subject to Federal income taxes. Instead, each holder of OP Units includes its allocable share of the Operating Partnership's taxable income or loss in determining its individual federal income tax liability.

                                    COMPANY

Dividends paid by the Company will be treated as "portfolio" income and cannot be offset with losses from "passive activities."

                             OPERATING PARTNERSHIP

Cash distributions from the Operating Partnership are generally not taxable to a holder of OP Units except to the extent they exceed such holder's basis in its interest in the Operating Partnership (which will include such holder's allocable share of the Operating Partnership's nonrecourse debt).

Holders of OP Units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Operating Partnership owns property, even if they are not residents of those states.

                                    COMPANY

Distributions made by the Company to its taxable domestic stockholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a stockholder's adjusted basis in its Common Stock, with the excess taxed as capital gain. See "Federal Income Tax Considerations--Taxation of Shareholders."

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to the Company's operations and distributions. The Company may be required to pay state income taxes in certain states.


                       FEDERAL INCOME TAX CONSIDERATIONS

         The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders.

         The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify. The provisions of the Code pertaining to REITs are highly technical and complex. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

         Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

         In any year in which the company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income, except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that ordinary distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the stockholders' basis in its Common Shares to the extent thereof. To the extent that such distributions exceed such basis, such distributions will be taxable as capital gain (provided that the Common Shares have been held as a capital asset).

         Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Common Shares and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning (i) income taxes on effectively connected income, (ii) withholding taxes on dividends or interest,

(iii) branch profit taxes, (iv) taxes imposed under the Foreign Investment in Real Property Tax Act, and (v) other tax consequences that may arise under federal, state or local law.

                              SELLING STOCKHOLDERS

                 As described elsewhere herein, "Selling Stockholders" are only those persons who may receive Exchange Shares upon exchange of OP Units. The following table provides the names of and the maximum number of Exchange Shares to be owned by each Selling Stockholder. The number of shares on the following table represents the number of Exchange Shares into which OP Units held by the person are exchangeable.

                 The Exchange Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:



                                                      COMMON                                               PERCENTAGE OF
                                                    SHARES/OP          MAXIMUM                              OUTSTANDING
                                                   UNITS OWNED        NUMBER OF        COMMON SHARES       COMMON SHARES
                                                   PRIOR TO THE        EXCHANGE       OWNED FOLLOWING     OWNED FOLLOWING
 NAME                     TITLE (A)                 OFFERING (b)    SHARES OFFERED    THE OFFERING (c)   THE OFFERING (c)
 ----                     ---------              ---------------    --------------    ----------------   ----------------
 Alexander Haagen         Chairman, CEO              359,139 (d)        103,045            212,206 (d)             1.8%

 Charlotte Haagen         Vice President             346,239 (d)        103,045            199,306 (d)             1.7%

 Alexander Haagen III     Vice Chairman              187,125 (d)        140,664             46,461 (d)           *

 Seymour Kreshek          Senior Vice                399,614 (d)        252,833            124,861 (d)             1.0%
                          President-CFO

 Edward Krasnove          Former Senior Vice          23,750 (d)          6,667             17,083 (d)           *
                          President, General
                          Counsel and
                          Secretary

 Fred W. Bruning          Senior Vice                 23,750 (d)          6,667             17,083 (d)           *
                          President-Leasing
                          and Development

 Patricia DeAngeles(e)                                    8,247           8,247                    --            *

 Russell Grosse(f)                                      159,523         159,523                    --            *

 Ernest Grossman                                         66,278          66,278                    --            *

 Tom Corley                                               3,810           3,810                    --            *

 Margaret Lewicki                                        28,405          28,405                    --            *

 Andrew Natker                                           19,546          19,546                    --            *

 Saul Kreshek (g)                                        15,140          15,140                    --            *

 Alex Kreshek Trust (g)                                  15,140          15,140                    --            *
                                                     ----------       ---------            ----------
      Total                                           1,542,200         925,200               617,000

- ---------------------

(a) See "Management" for a description of positions held by Selling Stockholders price to the incorporation of the Company in December 1993.
(b) Includes OP Units as follows: Alexander Haagen -- 103,045; Charlotte Haagen -- 103,045; Alexander Haagen III -- 140,664; Seymour Kreshek -- 252,833; Edward Krasnove -- 6,667; Fred W. Bruning -- 6,667; Patricia DeAngeles -- 8,247; Russell Grosse -- 159,523; Ernest Grossman -- 66,278; Margaret Lewicki -- 28,405; Andrew Natker -- 19,546; Saul Kreshek -- 15,140; Alex Kreshek Trust -- 15,140.
(c) Assumes all OP Units held by the Selling Stockholders are exchanged for Exchange Shares in the Exchange Offer, and all such Exchange Shares are resold pursuant to this Registration Statement. Also assumes that no transactions with respect to Common Shares or OP Units occur other than the transactions registered pursuant to this Registration Statement.
(d) Includes options which are exercisable within 60 days, to purchase 13,750 Common Shares, but does not include options which are not exercisable within 60 days to purchase 41,250 Common Shares.
(e) Ms. DeAngeles is employed by the Operating Partnership and is a director of HPMI.
(f)      Mr. Gross is the manager of one of the Company's Properties.
(g) Saul Kreshek and Alex Kreshek are brothers of Seymour Kreshek, Senior Vice President-Chief Financial Officer of the Company.

 *       Less than 1%.

                              PLAN OF DISTRIBUTION

                 This Prospectus relates to (i) the possible issuance by the Company of the Exchange Shares if, and to the extent that, holders of OP Units tender such OP Units for exchange, and (ii) the offer and sale from time to time of any Exchange Shares that may be issued to such OP Limited Partners. The Company has registered the Exchange Shares for sale to provide the holders thereof with freely tradeable securities, but registration of such Exchange Shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                 Pursuant to the terms of the Operating Partnership Agreement and a Registration Rights Agreement dated December 27, 1993 between the Company and the Original OP Limited Partners, the Selling Stockholders were not allowed to sell any of the Exchange Shares offered hereby, except to other OP Limited Partners, prior to December 27, 1995. Following such time, the Selling Stockholders have the right to sell within any three-month period only such number of Exchange Shares which will not exceed the greater of (i) 1% of the number of then outstanding Common Shares or (ii) the average weekly trading volume of Common Shares during the preceding four weeks, subject to certain exceptions. All other OP Limited Partners may exchange their OP Units for Exchange Shares and resell them, subject to certain securities laws restrictions, at any time.

                 The Company will not receive any proceeds from the offering by the Selling Stockholders or from the issuance of the Exchange Shares to holders of OP Units upon receiving a notice of exchange (but it may acquire from such holders the OP Units tendered). The Exchange Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Stockholders may from time to time offer the Exchange Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Exchange Shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Exchange Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

                 At a time a particular offer of Exchange Shares is made by the Selling Stockholders, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Exchange Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

                 In order to comply with the securities laws of certain states, if applicable, the Exchange Shares may be sold by the Selling Stockholders only through registered or licensed brokers or dealers. In addition, in certain states, the Exchange Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

         The legality of the issuance of the Exchange Shares will be passed upon for the Company by Ballard, Spahr, Andrews & Ingersoll, Baltimore, Maryland.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                           SUMMARY TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .    2

Incorporation of Certain Information by
  Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

Description of Securities . . . . . . . . . . . . . . . . . . . . . . .     14

Operating Partnership Agreement . . . . . . . . . . . . . . . . . . . .     16

Exchange of Units for Common Shares . . . . . . . . . . . . . . . . . .     17

Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . .     24

Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . .     26

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .     27

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28



                                1,038,706 SHARES


                       ALEXANDER HAAGEN PROPERTIES, INC.


                                  COMMON STOCK



                                   PROSPECTUS




                        __________________________, 1996

PROSPECTUS                             SUBJECT TO COMPLETION, DATED JULY 3, 1996


                       ALEXANDER HAAGEN PROPERTIES, INC.

                        1,666,666 SHARES OF COMMON STOCK


         Alexander Haagen Properties, Inc., a Maryland corporation (the "Company"), is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the ownership, management, leasing, acquisition, development and redevelopment of retail shopping centers in California and other western states. The Company currently owns 40 retail shopping centers. The Company conducts all of its operations through Alexander Haagen Properties Operating Partnership, L.P., a California limited partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of April 30, 1996 owned a 92.0% interest therein.

         This Prospectus relates to the possible issuance by the Company of up to 1,666,666 shares (the "Exchange Shares") of common stock, par value $.01 per share ("Common Shares"), of the Company if, and to the extent that, holders of up to $30,000,000 principal amount of 7 1/4% Exchangeable Subordinated Debentures due 2003 (the "Exchangeable Debentures") of the Operating Partnership, tender such Exchangeable Debentures for exchange. The Exchangeable Debentures were issued, and the Exchange Shares were reserved for issuance, in connection with the formation of the Company and the Operating Partnership in December 1993.

         The Company's Common Shares are traded on the American Stock Exchange (the "AMEX") under the symbol "ACH." On June 17, 1996, the closing sale price of the Common Shares as reported on the AMEX was $12.875 per share.

         The Company will not receive any proceeds from the issuance of the Exchange Shares, but has agreed to bear certain expenses of registration of the Exchange Shares under Federal and state securities laws (currently estimated to be approximately $46,110). The Company will acquire OP Units in the Operating Partnership in exchange for any Exchange Shares that the Company may issue to the tendering holders of Exchangeable Debentures pursuant to this Prospectus. See "Plan of Distribution."

         SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON SHARES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
          OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                THE DATE OF THIS PROSPECTUS IS ___________, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission.
Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements and other information and the Registration Statement and the exhibits and financial statement schedules thereto filed by the Company with the Commission can be inspected and copied at prescribed rates at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Company's Common Shares are listed on the American Stock Exchange and the reports, proxy and information statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996; (3) the Company's 1996 Proxy Statement for its Annual Meeting of Shareholders; (4) the description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 16, 1993; and (5) all other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering made hereby.

         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Company, at its principal executive offices, Attention: Steven Jaffe, Senior Counsel and Director of Legal Affairs, Alexander Haagen Properties, Inc., 3500 Sepulveda Boulevard, Manhattan Beach, California 90266; telephone number (310) 546-4520.

                                  THE COMPANY

         The Company is a self-administered and self-managed real estate investment trust ("REIT"), formed to continue and expand the business of The Alexander Haagen Company, Inc., a California corporation ("AHC"), and certain of its affiliates (the "Predecessor Affiliates"), and engages in the ownership, management, leasing, acquisition, development and redevelopment of retail shopping centers in California and other western states. The Company currently owns 40 retail shopping centers (collectively, the "Properties").

         The Properties consist of 14 neighborhood/community shopping centers, 16 single tenant centers, eight promotional/power centers and two regional shopping malls, containing in the aggregate approximately 8.2 million square feet of gross leasable area, approximately 6.5 million square feet of which is owned by the Company and the balance of which is owned by certain anchor retailers. Since 1963, the Company has owned and operated a total of 102 retail shopping centers (67 of which it developed), representing in the aggregate approximately 12.2 million square feet of gross leasable area.

         All of the Properties and other assets of the Company are held by, and all of the Company's operations are conducted by, the Operating Partnership. The Company is the sole general partner of the Operating Partnership and, as of April 30, 1996, owned a 92.0% interest therein. The remaining interests in the Operating Partnership are owned in the form of OP Units by the limited partners of the Operating Partnership (the "OP Limited Partners").

                 The Company may from time to time issue up to 1,666,666 Exchange Shares upon the acquisition of the Exchangeable Debentures tendered for exchange by the holders of such Exchangeable Debentures. The Company will contribute the Exchangeable Debentures so acquired to the Operating Partnership for a number of OP Units equal to the number of Exchange Shares issued by the Company in exchange therefor. Consequently, with each exchange of Exchangeable Debentures for Exchange Shares, the Company's interest in the Operating Partnership will increase (all other factors remaining unchanged).

         The Company was incorporated in Maryland in September 1993. The principal executive offices of the Company and the Operating Partnership are located at 3500 Sepulveda Boulevard, Manhattan Beach, California 90266 and their telephone number is (310) 546-4520. Unless the context indicates otherwise, all references to the Company's business and properties include the business and properties of the Operating Partnership and Haagen Property Management, Inc., a California corporation ("HPMI"), Alexander Haagen Properties Finance, Inc., a Delaware corporation, and Alexander Haagen Properties Finance Partnership, L.P., a California limited partnership.

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Prospectus or in an accompanying Prospectus Supplement, prospective investors should carefully consider the following factors before investing in the securities offered hereby.

TAX CONSEQUENCES OF EXCHANGE OF EXCHANGEABLE DEBENTURES

         The exercise by a holder of Exchangeable Debentures of the right to exchange Exchangeable Debentures for Exchange Shares will be treated for tax purposes as a sale of Exchangeable Debentures by such debentureholder. Such a sale will be fully taxable to the tendering debentureholder and such debentureholder will be treated as recognizing gain or loss for income tax purposes in an amount equal to the difference between the value of the Exchange Shares received in the exchange and such debentureholder's adjusted tax basis in the Exchangeable Debentures so exchanged. The ability of a holder of Exchangeable Debentures to sell a substantial number of Exchange Shares in order to raise cash to pay tax liabilities associated with the exchange may be restricted due to the Company's relatively low trading volume, and, as a result of fluctuations in the stock price, the price such holder receives for such shares may not equal the value of the Exchangeable Debentures at the time of exchange.

CHANGE IN INVESTMENT UPON EXCHANGE OF EXCHANGEABLE DEBENTURES

         If a holder of Exchangeable Debentures exchanges Exchangeable Debentures for Exchange Shares, such debentureholder will become a stockholder of the Company rather than a holder of debt securities of the Operating Partnership. The nature of an investment in Common Shares is substantially different from an investment in the Exchangeable Debentures. Such differences between ownership of Exchangeable Debentures and ownership of Common Shares relate to, among other things, position in the capital structure of the Company, receipt of interest and dividends, form of organization of the issuer of such securities, certain policies and restrictions of the issuer, management structure and federal income taxation.

GEOGRAPHIC CONCENTRATION OF PROPERTIES IN SOUTHERN CALIFORNIA

         Thirty of the Properties are located in Southern California and thus the performance of the Company will be particularly influenced by developments in this market area. Over the past few years, Southern California has experienced an economic recession. This has resulted in a general increase in vacancies and a general decrease in the rents commanded by commercial real estate lessors. In addition, a number of the Properties are located in heavily populated urban areas. Though this provides a substantial consumer population for the Properties to service, such areas experience problems common to urban centers generally.

ADVERSE CONSEQUENCES OF DEBT FINANCING

         As of March 31, 1996, the Company had a total of approximately $399.6 million of indebtedness, comprised of $231.0 million of secured indebtedness encumbering the Properties, approximately $138.6 million of 7 1/2% Convertible Subordinated Debentures due 2001, Series A and B of the Company (the "Convertible Debentures") and $30.0 million of 7 1/4% Exchangeable Subordinated Debentures due 2003 of the Operating Partnership (the "Exchangeable Debentures," and together with the Convertible Debentures, the "Debentures"). In order to pursue most effectively its operating and investment strategy, the Company intends to maintain a capital structure with a ratio of long-term debt (excluding the Debentures) to total market capitalization of less than 40%. As of March 31, 1996, the Company had a ratio of long-term debt to total market capitalization of approximately 41% (or 73% including the Debentures outstanding as of March 31, 1996 as part of long-term debt). The Board of Directors of the Company may change this policy at any time, and there is no limit on the amount of debt that the Company may incur. There are risks associated with any debt financing. Risks normally associated with debt financing include the risk that funds from operations will be insufficient to meet required payments of principal and interest and the risk that interest rates may increase, which could adversely affect a corporation's ability to make distributions. The Company will be required to make substantial aggregate future principal payments on outstanding mortgage indebtedness currently encumbering the Properties, including approximately $28.2 million in 1999, $18.6 million in 2002, $20.0 million in 2003 and $23.4 million in 2005. If the Company is unable to meet its payment and other obligations with respect to its Properties which are mortgaged to secure payment of indebtedness, one or more of such properties could be foreclosed upon or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company. At March 31, 1996, there were $25.2 million in borrowings under the Credit Facility.

RISKS OF FLOATING-RATE INDEBTEDNESS

         In May 1995, the Company entered into a $75 million credit facility with National Westminster Bank Plc, which provides for interest at a floating rate equal to LIBOR plus 1.5%. As of April 30, 1996, there were outstanding borrowings of $34,200,000 under such credit facility. Additional indebtedness the Company may in the future incur may also bear interest at a floating rate. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's cash available for distribution to stockholders.

REAL ESTATE INVESTMENT TRUST AND PARTNERSHIP QUALIFICATION

         The Company believes that it is organized and that it has operated in a manner which will allow it to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") beginning with its taxable year ended December 31, 1993, and the Company intends to continue to operate in such manner, but no assurance can be given that it has operated or will continue to operate in such manner so as to qualify or remain qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. This additional tax liability would reduce the amounts available for distribution by the Company to stockholders. See "Federal Income Tax Considerations."

         The Company believes that each of the Operating Partnership and certain other partnerships through which the Company owns certain Properties (the "Outside Partnerships") are properly treated as partnerships for federal income tax purposes. If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of the Operating Partnership or any of the Outside Partnerships as a partnership for federal income tax purposes, such partnership would be treated as an association taxable as a corporation. In such event, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests imposed by the Code and, in turn, would prevent the Company from qualifying as a REIT. See "Federal Income Tax Considerations."
In addition, the imposition of a corporate tax on the Operating Partnership or the Outside Partnerships would reduce the amount of funds from operations available for distribution to the Company and its stockholders. See "Federal Income Tax Considerations."

HISTORICAL OPERATING LOSSES OF THE PROPERTIES

         Although the Properties have historically generated positive cash flow after their construction and initial lease-up periods, the effect of depreciation, amortization and other non-cash charges and interest on indebtedness has resulted in net losses for financial reporting purposes in fiscal year 1995 and in each of the five fiscal years prior to fiscal 1994. Historical operating results of certain Properties may not be comparable to future operating results of the Company because, prior to their transfer to the Company on December 27, 1993, the Properties were encumbered with greater levels of debt (which has the effect of reducing net income) than that with which the Company operates and because certain significant Properties during the periods presented had been in the development phase or had not completed their leasing plan. In addition, the historical results of operations through December 31, 1993 do not reflect the addition of two Properties acquired concurrently with the consummation of the Company's initial public offering on December 27, 1993 (the "Initial Offering"), the Properties acquired since the Initial Offering (the "1994 Acquisition Properties") or the purchase of the remaining 50% joint venture interest in one of the Properties concurrently with the Initial Offering. However, there can be no assurance that the Company will not experience losses in the future. While the Company had net income for the year ended December 31, 1994, it posted a loss of $2,408,000 for the fiscal year ended December 31, 1995.

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

         The executive officers of the Company, Alexander Haagen, Sr., Alexander Haagen III, Seymour Kreshek, Fred W. Bruning, Charlotte Haagen, Stuart J. S. Gulland and Steven Jaffe (collectively, the "Executive Officers"), have substantial experience in owning, operating, managing, acquiring and developing shopping centers, particularly in the southern California market. The Company believes that its success will depend in large part upon the efforts of such persons. The Company has entered into employment agreements with Alexander Haagen, Sr., Alexander Haagen III, Charlotte Haagen and Seymour Kreshek which provide for their continued employment with the Company for an initial term ending December 27, 1996 and prevent them from competing with the Company during such term of employment and for one year thereafter. The Company also has an employment agreement with Fred Bruning which will expire in December 1996 with no restrictions thereafter.

ECONOMIC PERFORMANCE OF PROPERTIES

         The revenue from a property may be adversely affected by many factors, including tenant mix and the inability of the Company to collect rent from tenants. From time to time the Company may experience delays in completing the leasing plan for a specific property for various reasons. This could result in operating losses from such property and have a negative impact on the results of the Company. In the past, the Company has experienced a delay in completing its leasing plan with respect to Baldwin Hills Crenshaw Plaza. As of December 31, 1995, Baldwin Hills Crenshaw Plaza was 89.7% leased. The Company believes that as a result of revised leasing plans, the tenant mix at this Property has been significantly upgraded.

CONFLICTS OF INTEREST

         Certain ongoing arrangements between the Company, HPMI and affiliates of The Alexander Haagen Company, a California corporation ("AHC"), which holds all of the outstanding shares of voting stock of HPMI and the sole shareholders of which are certain Executive Officers, may lead to conflicts of interest on the part of certain directors and officers of the Company. Such transactions and arrangements include (i) the terms of the transfers of 36 Properties (the "Original Properties") to the Company and the Operating Partnership in December 1993; (ii) the leasing of certain Properties that, at the time of the Company's Initial Offering, had not completed their initial leasing plan (the "Development Properties"), which will result in the issuance of additional OP Units to the Executive Officers and certain other persons; (iii) a lease between HPMI and a partnership in which certain Executive Officers are partners, and HPMI's subsequent sublease of certain space to the Company and the Operating Partnership, pursuant to which the Company, the Operating Partnership and HPMI occupy their headquarters facility in Manhattan Beach, California; (iv) management agreements between HPMI, the Company and the Operating Partnership and certain affiliates of the Executive Officers with respect to HPMI's management of the Properties and certain properties not owned by the Company; and (v) the sale or refinancing of certain Properties which may cause adverse tax consequences to certain OP Limited Partners, including the Executive Officers. However, the enforcement of such arrangements will be subject to oversight by the directors of the Company who are not employed by the Company (the "Independent Directors").

REAL ESTATE INVESTMENT CONSIDERATIONS

         General Real Estate and Local Economic Conditions. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the properties. If the Company's properties do not generate sufficient income to meet operating expenses, including debt service, lease payments, capital expenditures and tenant improvements, the Company's income and ability to make distributions to its stockholders will be adversely affected. Income from the Company's properties may be adversely affected by the general economic climate, local economic conditions, and other location conditions, such as oversupply of leasable commercial retail space or a reduction in demand for such space, the attractiveness of the properties to tenants, competition from other available space, the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including real estate taxes). Income and real estate values may also be adversely affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

         Equity investments in real estate are relatively illiquid and, therefore, the ability of the Company to vary its portfolio promptly in response to changed conditions will be limited. While the Company is authorized to invest in various types of income-producing real properties, its current strategy is to concentrate on interests in retail shopping centers and similar facilities. Consequently, the Company will be subject to the risks associated with investments in a single industry.

         Inability to Rent Unleased Space. The ability of the Company to rent unleased space will be affected by many factors, including certain covenants restricting the nature of tenants occupying other space at a property often found in leases and reciprocal easement agreements with tenants in retail shopping center properties. In addition, in the event of a default by a lessee or sublessee in its obligations to the Company, the Company may experience delays in enforcing its rights as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in acquiring and making substantial improvements or repairs to a property. Fifteen of the Properties are single tenant centers, which may also require additional refurbishment in order to be re-leased in the event of a vacancy.

         Tenant Early Termination Rights. Certain leases at some Properties have provisions which allow the lessee to terminate its lease prior to the end of the original term thereof under certain conditions, including, for example, the failure to achieve a stated minimum sales level, the failure to achieve or maintain a stated minimum leasing level, or the closing of an anchor store and its failure to reopen within a certain period of time.

         Competition. There are numerous commercial developers and real estate companies that compete with the Company in seeking land for development, properties for acquisition and tenants for properties. There are numerous shopping facilities that compete with the Properties in attracting retailers to lease space. In addition, retailers at the Properties face increasing competition from outlet malls, discount shopping clubs, direct mail and telemarketing. Such competition may reduce properties available for acquisition or development, reduce percentage rents payable to the Company and may, through the introduction of competition, contribute to lease defaults or insolvency of tenants.

         Ground Leases. Certain Properties are held under long-term ground leases. A default by the Company under the terms of the applicable ground lease could result in the loss of the Property subject to such ground lease.
In addition, upon expiration of an existing ground lease, there is no assurance that the Company would be able to negotiate a new ground lease on terms consistent with or more favorable than existing terms, which may result in increased rental expense to the Company. Two of the Company's ground leases expire within the next 20 years. Ground leases with respect to certain Properties require participating rent payments to the ground lessors, which may limit the potential revenues to the Company from such Properties.

         Uninsured Loss. The Company requires all of its lessees to maintain casualty and liability insurance. The Properties also will be covered by comprehensive liability, rental loss, all-risk (at full replacement cost) and earthquake insurance with respect to its properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses which may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the property.

GOVERNMENT REGULATIONS

         Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or develop such real estate or to borrow using such real estate as collateral. In connection with its ownership and operation of properties, the Company may be potentially liable under such laws and may incur costs in responding to such liabilities.

         All of the Properties (except for Montebello Town Square (Montebello,
CA) and Media City Center (Burbank, CA)) were subject to Phase I or similar environmental assessments by independent environmental consultants substantially concurrently with their transfer to the Company. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, a preliminary investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. Montebello Town Square and Media City Center were subject to extensive environmental investigations in connection with the construction of such Properties that were more comprehensive than Phase I assessments.

         Montebello Town Square is located over a former crude oil production field and is near the Operating Industries, Inc. ("OII") Superfund site. The prior owner and operator of the site, Chevron U.S.A., previously remediated crude oil contamination on the site to a level acceptable to responsible agencies. Potential methane gas migration from the OII site is controlled by a methane gas venting system, a sub- floor gas barrier and certain monitoring devices. Responsible governmental agencies have approved these measures. By virtue of the measures taken and the creditworthiness of Chevron and the responsible parties with respect to the OII site, the Company does not believe that this matter will have a material adverse impact on its financial condition, results of operations or business.

         Media City Center is located within the San Fernando Valley Superfund site. However, remediation of this Superfund site is being carried out to the satisfaction of responsible governmental agencies by parties other than the Company, including Lockheed Aeronautical Systems Company, which have been named as responsible parties. By virtue of the Company's belief that Media City Center complies with applicable law in all material respects and the active remediation and creditworthiness of the responsible parties, the Company does not believe that this matter will have a material adverse impact on its financial condition, results of operations or business.

         At Medford Center (Medford, OR), certain current or prior tenants utilized hazardous materials in the normal course of their business. Possible leakage of hazardous materials into the soil and groundwater is suspected to have occurred from a drycleaner store and from underground storage tanks which have been removed. In connection with the transfer of Medford Center to the Company, the transferors provided to the Company $300,000, to be used to fund future environmental remediation costs at Medford Center. The Company does not believe that such remediation costs will exceed $300,000 and therefore does not believe that this matter will have a material adverse impact on its financial condition, results of operations or business.

         At various Properties, some current or prior tenants, such as service stations or drycleaners, store, sell or use hazardous materials in the conduct of their businesses and a potential for contamination exists. Except as noted below, contamination at levels requiring clean-up have not been detected except in cases in which indicated remediation has occurred. Hydrocarbon contamination has been detected in the soil and/or groundwater beneath ten of the Properties on which service stations are presently or were previously operated. At two of such Properties, primary responsibility for clean-up has been assumed by the tenant, a major oil company which is dealing directly with the responsible government agencies. At the other eight Properties, the Company anticipates that remediation will be borne in significant part by the prior owner, the prior service station operator and the current service station operator (which filed for bankruptcy protection). The Company will ultimately bear some financial responsibility for these matters. However, by virtue of the indemnity agreements with the prior owner and the creditworthiness of the prior owner and the indemnities from Predecessor Affiliates described below, the Company does not believe that these matters will have a material adverse impact on its financial condition, results of operations or business.

         Except for the foregoing matters, the Company is not aware of any non-compliance, liability or other claim in connection with any of the Properties which the Company believes will have a material adverse effect on the Company's financial condition, results of operations or business. However, no assurance can be given that Phase I assessments and any other existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner or tenant of a Property did not create any material environmental condition not known to the Company, that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise exist as to any one or more Properties.

         Pursuant to an Environmental Indemnity Agreement, dated as of December 27, 1993, the transferors of the Original Properties have agreed to provide certain indemnities to the Company for environmental liabilities that may arise with respect to any contamination on or affecting the condition of the Original Properties which was known as of December 27, 1993 or which becomes known after December 27, 1993 as a result of additional environmental testing commenced prior to December 27, 1993. Pursuant to the transfer documents with respect to the 1994 Acquisition Properties, the transferors of such Properties will also provide certain indemnities with respect to environmental liabilities to the Company. The Company believes that such indemnities, taking into account the financial resources of such parties, will be sufficient to satisfy the matters described above. Because responsibility for such matters is being retained by such parties, no liabilities will be recorded on the financial statements of the Company in respect of such matters.

         Costs of Compliance with Americans with Disability Act. Under the Americans with Disability Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although the Company believes that the Properties are substantially in compliance with the present requirements under the ADA, the Company may in the future incur costs of complying with additional requirements under the ADA. However, the Company does not believe that such additional costs of compliance will have a material effect on the Company.

OWNERSHIP LIMIT

         In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code). In addition, rent from Related Party Tenants (as defined below) is not qualifying income for purposes of the gross income tests under the Code. See "Federal Income Tax Considerations." Two sets of constructive ownership rules (one to determine whether a REIT is closely held and one to determine whether rent is from a Related Party Tenant) apply in determining whether these requirements are met. Accordingly, for the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits actual or constructive ownership of more than 9.8% of the lesser of the number or value of outstanding Common Shares by any person (the "Ownership Limit"). The constructive ownership rules are complex and may cause Common Shares owned, actually or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the lesser of the number or value of outstanding Common Shares (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding Common Shares, and thus subject such Common Shares to the Ownership Limit. See "Description of Securities--Restrictions on Ownership." In addition, for these purposes, Common Shares that may be acquired upon conversion or exchange of Debentures actually or constructively held by an investor, but not Common Shares issuable with respect to Debentures held by others, are deemed to be outstanding prior to their conversion or exchange for purposes of determining the percentage of ownership of Common Shares held by that investor. Actual or constructive ownership of Common Shares in excess of the Ownership Limit would cause the violative transfer or ownership to be void as to the transferee and would cause such shares (and perhaps other Common Shares) to be converted into Excess Stock (as defined below), which have limited economic rights. See "Description of Securities--Restrictions on Ownership."

LIMITS ON ACQUISITIONS AND CHANGES IN CONTROL

         Certain provisions of the Maryland General Corporation Law (the "MGCL") and the Company's Charter and Bylaws could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium for their Common Shares over then-prevailing market prices.

         Ownership Limit. The Ownership Limit set forth in the Charter may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even when a change in control is in the interest of the stockholders.

         Staggered Board. The Board of Directors of the Company has three classes of directors. The terms of the first, second and third classes will expire as of the date of the Company's annual stockholders' meeting in 1995, 1996 and 1997, respectively. Directors for each class are chosen for a three-year term upon the expiration of the current class' term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even where a change in control is in the interest of the stockholders.

         Preferred Stock. The Company's Charter authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into Common Shares) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even where a change of control is in the stockholders' interest.

         Control Shares. The MGCL provides certain restrictions upon the voting rights of "control shares" in a Maryland corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the holder thereof, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. The MGCL provides that "control shares" have no voting rights except to the extent approved by an affirmative vote of two-thirds of the outstanding shares entitled to vote on the matter, excluding shares held by the acquiror and the officers and directors of the Company, subject to certain limitations. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. Pursuant to the statute, the Bylaws of the Company exempt control share acquisitions involving the Executive Officers and certain associates and affiliates of such persons, and, consequently, the prohibition on voting control shares will not apply to such persons.

         Business Combinations. Under the MGCL, certain Business Combinations (as defined) between a Maryland corporation and any person or affiliate thereof who is the beneficial owner of 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the Company and (ii) 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares held by persons other than the Interested Stockholder with whom the Business Combination is to be effected, subject to certain exceptions. Pursuant to the statute, the Company has exempted any Business Combinations involving the Executive Officers and certain associates and affiliates of such persons, and, consequently, the five-year prohibition and the super-majority vote requirement will not apply to Business Combinations between the Company and such persons.

CHANGES IN INVESTMENT AND FINANCING POLICIES

         The Board of Directors determines the Company's and the Operating Partnership's investment and financing policies and policies with respect to certain other activities, including the growth, capitalization, distributions and operating policies of the Company and the Operating Partnership. Although the Board of Directors has no present intention to amend or revise these policies, the Board of Directors may do so at any time without a vote of the Company's stockholders.

TAX CONSEQUENCES OF SALE OR REFINANCING OF THE PROPERTIES

         Since most of the Original Properties had unrealized gain attributable to the difference between fair market value and adjusted tax basis in such properties immediately prior to their contribution to the Operating Partnership, the sale of any of such Original Properties may cause adverse tax consequences to certain OP Limited Partners that received OP Units in connection with the formation of the Company in December 1993 ("Original OP Limited Partners"), as compared to the effects on the Company. In addition, a significant reduction in such Original Properties' debt could cause adverse tax consequences to certain Original OP Limited Partners. As a result, certain Executive Officers who were partners in the transferors of such Original Properties might not favor such a sale of the Original Properties or a significant reduction in debt even though such sale or debt reduction could be beneficial to the Company. The decision as to whether to proceed with any such sale or debt reduction would be made by the Board of Directors. In the event of a sale of any property, the OP Limited Partners will have the right to demand registration of such portion of their Common Shares which, when sold, would generate funds sufficient to pay any taxes resulting from the sale of the property and the exchange of OP Units for such Common Shares.

         The Company is not required to distribute its net capital gains to stockholders in order to retain its qualification as a REIT. However, the Company would be subject to federal income tax (and in certain cases federal excise tax) on its undistributed net capital gains. Accordingly, as the managing general partner of the Operating Partnership, the Company will be required to take such reasonable efforts, as determined by it in its sole discretion, to cause the Operating Partnership to distribute sufficient amounts to enable the payment of sufficient distributions by the Company to avoid any federal income or excise tax at the Company level as a consequence of such sale. This requirement may impact the ability of the Company to dispose of properties in its portfolio.

         In addition, the Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations." Currently, the Company has no plans to offer any of its Properties for sale.

RESTRICTIONS WITH RESPECT TO PARTIALLY-OWNED PROPERTIES

         Two Properties, Kenneth Hahn Plaza and Vermont-Slauson Shopping Center (the "Partially-Owned Properties") are currently owned by certain Outside Partnerships consisting of affiliates of the Company and one or more partners who have no interest in the Company. The Operating Partnership owns a 75% managing general partnership interest in the limited partnership that owns Kenneth Hahn Plaza and an 85% managing general partnership interest in Haagen-Central Partnership, the general partnership which is the managing general partner of, and holds a 40% interest in, the limited partnership that owns Vermont-Slauson Shopping Center.

         The Company has certain fiduciary responsibilities to the Outside Partnerships which it will need to consider when making decisions relating to the Partially-Owned Properties. The Company does not have sole control of certain major decisions relating to the Partially-Owned Properties, including certain decisions with respect to sales and refinancings of the Partially-Owned Properties and the timing and amount of additional capital contributions thereto. In addition, the sale or transfer of partnership interests in all of the Outside Partnerships and Haagen-Central Partnership are subject to certain rights of first refusal which generally require the partner desiring to sell its interest to a third party to offer the interest first to the other partners on the same terms and conditions offered by the third party. In addition to such rights of first refusal, the sale, transfer, assignment or pledge of partnership interests in certain Outside Partnerships require the prior written consent of the other partners. Likewise, the consent of the other partners in the Outside Partnerships would be required for any sale, transfer or encumbrance of the Partially-Owned Properties. These limitations may result in decisions by third parties with respect to such properties that do not fully reflect the interests of the Company at such time.

FUTURE ISSUANCE OF ADDITIONAL OP UNITS AND SHARES

         The future issuance of Common Shares upon exchange of Debentures could have a dilutive effect on cash available for distribution on a per share basis to holders of Common Shares (such dilution being currently estimated at $0.04 per share on an annual basis). Holders of Common Shares may also experience a dilution in net tangible book value per share ranging from $2.76 per share to $3.35 per share resulting from the issuance of additional OP Units based upon the increase in net annualized cash flow from the Development Properties in the event that additional OP Units ranging from 3,500,000 to 4,500,000 are issued to the Predecessor Affiliates.

SHARES AVAILABLE FOR FUTURE SALE

         No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Shares. Sales of a substantial number of Common Shares (including shares issued upon exchange of OP Units or Exchangeable Debentures or conversion of Convertible Debentures) or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. Subject to certain adjustments, an aggregate of 1,044,076 additional Common Shares or, in the event the Company's original leasing plans with respect to the Development Properties were fulfilled, ranging from 4,544,076 to 5,544,076 additional Common Shares, may be issued to the OP Limited Partners (subject to the Ownership Limit) if they exchange all of their OP Units for Common Shares. The Company has agreed to register Common Shares issuable to OP Limited Partners upon exchange of their OP Units, subject to contractual limitations on resale thereof which are substantially equivalent to the volume limitations of Rule 144 promulgated under the Securities Act. As of December 31, 1995, an aggregate of 9,366,611 additional Common Shares may be issued to the holders of Debentures if such holders elect to convert or exchange, as applicable, all outstanding Debentures for Common Shares, with no restrictions as to the resale thereof. The Company has granted options for 703,402 Common Shares and reserved for issuance an additional 146,598 Common Shares under the Company's 1993 Stock Incentive Plan, all of which the Company has registered.

RISKS OF DEVELOPMENT ACTIVITIES

         The Company may selectively pursue development projects, including the expansion of certain Properties. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company may incur certain risks in connection with development activities, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomic; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable.

DISTRIBUTIONS TO STOCKHOLDERS

         Distributions by the Company to its stockholders will be based principally on cash available for distribution from the properties in the Company's portfolio. Increases in base rent and percentage rent under the leases of the Properties or the payment of rent in connection with future acquisitions will increase the Company's cash available for distribution. However, in the event of a default or a lease termination by a lessee, there could be a decrease or cessation of rental payments. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected cash available for distribution. If the Company incurs additional indebtedness in the future, it will require additional funds to service such indebtedness and as a result amounts available to make distributions may decrease. Distributions by the Company will also be dependent upon a number of other factors, including the Company's financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code described below and such other factors as the Company deems relevant. The possibility exists that future operating results of the Company may differ from the assumptions used by the Board of Directors in determining the current distribution rate. In such event, the trading price of the Common Shares may be adversely affected.

         To obtain the favorable tax treatment associated with REITs, the Company generally will be required to distribute to its stockholders at least 95% of its net taxable income each year. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and undistributed income from prior years.

         The Company intends to make distributions to its stockholders to comply with the 95% distribution requirements of the Code and to avoid the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

EFFECT OF MARKET INTEREST RATES ON SHARE PRICE

         One of the factors that may influence the price of the Common Shares in public markets will be the amount of the annual distributions paid by the Company relative to the price paid for Common Shares. As a result, an increase in market interest rates could adversely affect the market price of the Common Shares to the extent that the yield on those shares compares less favorably to yields on fixed-income securities and other alternative investments.

BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS

         At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow available for distribution by the Company. No assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in a reduction in the percentage rent paid by such tenant or in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or a tenant's financial condition weakens, the Company's income may be adversely affected.

         From 1989 to 1995, a period which management of the Company believes was particularly challenging for retailers, Bullock's and Broadway were the only anchor tenants at any of the Properties to file petitions in bankruptcy. Bullock's (now Macy's), an anchor tenant at Media City Center, is a subsidiary of R.H. Macy & Co., Inc., which has been operating under bankruptcy protection since January 27, 1992. Macy's has affirmed its lease at Media City Center. Broadway, an anchor tenant at Baldwin Hills Crenshaw Plaza, was a subsidiary of Carter Hawley Hale Stores, Inc. during its bankruptcy reorganization and continued to operate at Baldwin Hills Crenshaw Plaza during and following the pendency of such bankruptcy. In addition, other national retail tenants of the Company, including Newberry's, Edison Brothers, Wherehouse, Petries Corp. and Fabricland, have filed for bankruptcy in the last several years. A number of leases have been rejected by such bankrupt tenants. Although the Company will seek to re-lease such space, there can be no assurance as to when or on what terms it will be able to do so.


                           DESCRIPTION OF SECURITIES

GENERAL

         Under the Company's Charter, the total number of shares of all classes of stock that the Company has authority to issue is 80,000,000, consisting of 50,000,000 Common Shares, 25,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         The holders of Common Shares are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock establishing the designation, powers, preferences and relative, participating, option or other special rights and powers of such series of Preferred Stock, the holders of Common Shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All outstanding Common Shares are, and all Common Shares issued in the Offering will be, fully paid and nonassessable and the holders thereof do not have preemptive rights.

         The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. The Company has no present intention to issue shares of Preferred Stock.

CORPORATE GOVERNANCE

         Transactions involving the Company and affiliates of AHC require the approval of the Independent Directors. In addition, the Independent Directors will be responsible for enforcement of the terms of the lease of the current headquarters of the Company, the Operating Partnership and HPMI and will review the issuance of additional OP Units with respect to the Development Properties for compliance with the criteria therefor. Certain other significant actions of the Company, including any transaction involving a Change of Control (as defined) of the Company or the Operating Partnership, amendments to the Company's Charter or the Bylaws (except for such amendments as may be necessary to maintain the Company's status as a REIT) and any issuance by the Company of securities or rights with certain special voting or other rights require the approval of a minimum of one more than a majority of all directors,. A "Change of Control" of the Company or the Operating Partnership will generally be deemed to have occurred upon the transfer of 20% or more of the combined voting power of the Company or the Operating Partnership, as the case may be. In addition, certain actions relating to the Operating Partnership and the Company's interest therein require approval of the OP Limited Partners. See "Operating Partnership Agreement."

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Common Shares may be owned, actually or constructively, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the Common Shares must be beneficially owned by 100 or more persons during at least 335 days of taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants is not qualifying income for purposes of the gross income tests under the Code. See "Federal Income Tax Considerations." Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Board of Directors has adopted a provision in the Charter restricting the ownership and transfer of Common Shares (the "Ownership Limit Provision").

         The Ownership Limit Provision provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, Common Shares in excess of the Ownership Limit, which is equal to 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding Common Shares. The constructive ownership rules are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Shares (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the Common Shares, and thus subject such Common Shares to the Ownership Limit. In addition, for these purposes, Common Shares that may be acquired upon conversion or exchange of Debentures actually or constructively held by an investor, but not Common Shares issuable with respect to Debentures held by others, are deemed to be outstanding prior to conversion or exchange, for purposes of determining the percentage of ownership of Common Shares held by that investor.

         The Board of Directors may waive the Ownership Limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company.

         If Common Shares in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by less than 100 persons, are issued or transferred to any person, the Charter provides that such issuance or transfer will be null and void ab initio as to the intended transferee and the intended transferee will acquire no rights to or economic interests in the stock. In addition, shares actually or constructively owned by a person in excess of the Ownership Limit will be automatically converted into shares of Excess Stock that will be transferred by operation of law to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Ownership Limit). While held in trust, the Excess Stock will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in any distributions made by the Company. The intended transferee or owner may, at any time shares of Excess Stock are held by the Company in trust, transfer such shares of Excess Stock at a price not to exceed the price paid by the intended transferee or owner to any person whose ownership of such Excess Stock would be permitted under the Ownership Limit Provision, at which time such shares of Excess Stock would automatically be exchanged for Common Shares. In addition, the Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the intended transferee or owner at a price equal to the lesser of the price paid for the stock by the intended transferee or owner and the closing market price for the Common Shares on the date the Company exercises its option to purchase the stock. This period commences on the date of the violative transfer or ownership if the intended transferee or owner gives notice of the transfer to the Company, or the date the Board of Directors determines that a violative transfer or ownership has occurred if no notice is provided.

         The Ownership Limit Provision will not be automatically removed from the Charter even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Amendments to the Charter require the affirmative vote of holders owning 66 2/3% of the outstanding Common Shares. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors.

         All certificates representing Common Shares bear a legend referring to the restrictions described above.

         All persons who own a specified percentage (or more) of the outstanding Common Shares must file an affidavit with the Company containing information regarding their ownership of Common Shares as set forth in the Treasury Regulations. Under current Treasury Regulations the percentage will be set between one-half of one percent and five percent, depending on the number of record holders of Common Shares. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect, actual and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

TRANSFER AGENT AND REGISTRAR

         The First National Bank of Boston is the transfer agent and registrar with respect to the Common Shares.


                   EXCHANGE OF DEBENTURES FOR EXCHANGE SHARES

         Holders of Exchangeable Debentures have the right, at any time before the close of business on December 27, 2003, to exchange such debentures (in any integral multiple of $100,000 principal amount) for Exchange Shares at an exchange price of $18.00 per share (the "Exchange Price"). The Exchange Price is subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events. A holder of Exchangeable Debentures effecting an exchange (a "Tendering Holder") must surrender to the Company the principal amount of Exchangeable Debentures being exchanged, along with an executed Exchange Notice in the form attached to and made a part of the Exchangeable Debentures, along with such other written instruments of transfer as may be required by the Company. A

Tendering Holder shall have the right to receive, upon receipt by the Company of the exchanged debentures (the "Specified Exchange Date"), the applicable whole number of Exchange Shares which corresponds to the tendered principal amount of Exchangeable Debentures. No fractional Exchange Shares shall be issued upon the exchange of Exchange Debentures, but the Company shall pay the value of such fractional share to the Tendering Holder in cash. The Exchange Shares shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter, the Bylaws of the Company, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Exchange Shares entered into by the Tendering Holders. A Tendering Holder shall be deemed the owner of such Exchange Shares and rights for all purposes, including without limitation, rights to vote or consent, receive dividends, and exercise rights, upon the surrender of the Exchangeable Debentures being exchanged.

         In order to protect the Company's status as a REIT, no Tendering Holder shall be entitled to effect an exchange if such exchange would cause such Tendering Holder or any other individual (as defined in the Code) to violate the Ownership Limit. Any attempted exchange in violation of the foregoing condition shall be null and void ab initio and such Tendering Holder shall not acquire any rights or economic interest in the Exchange Shares otherwise issuable upon such exchange.


                       FEDERAL INCOME TAX CONSIDERATIONS

         The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders.

         The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify. The provisions of the Code pertaining to REITs are highly technical and complex. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

         Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

         In any year in which the company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income, except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that ordinary distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the stockholders' basis in its Common Shares to the extent thereof. To the extent that such distributions exceed such basis, such distributions will be taxable as capital gain (provided that the Common Shares have been held as a capital asset).

         Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Common Shares and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning (i) income taxes on effectively connected income, (ii) withholding taxes on dividends or interest,
(iii) branch profit taxes, (iv) taxes imposed under the Foreign Investment in Real Property Tax Act, and (v) other tax consequences that may arise under federal, state or local law.

                              PLAN OF DISTRIBUTION

                 This Prospectus relates to the possible issuance by the Company of the Exchange Shares if, and to the extent that, holders of Exchangeable Debentures tender such debentures for exchange on or prior to December 27, 2003.

                 Pursuant to the terms of that certain Purchase Agreement and that certain Registration Rights Agreement, each dated as of December 27, 1993, among the Company, the Operating Partnership and holders of Exchangeable Debentures are entitled to exchange their Exchangeable Debentures for Exchange Shares at any time after June 27, 1995 and prior to December 27, 2003 (subject to the Ownership Limit and certain limitations on resale) at an exchange price of $18.00 per share. In connection with the original issuance of the Exchangeable Debentures, the Company agreed to file and cause to be declared effective the Registration Statement of which this Prospectus is a part. The Company has also agreed to use its reasonable best efforts to keep the Registration Statement effective until all of the Exchangeable Debentures have been exchanged for Exchange Shares. No holders of Exchangeable Debentures are employed by or otherwise affiliated with the Company or any of its predecessors or affiliates.


                                 LEGAL MATTERS

         The legality of the issuance of the Exchange Shares will be passed upon for the Company by Ballard, Spahr, Andrews & Ingersoll, Baltimore, Maryland.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                           SUMMARY TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .    2

Incorporation of Certain Information by
  Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

Description of Securities . . . . . . . . . . . . . . . . . . . . . . .     13

Exchange of Debentures for Exchange Shares  . . . . . . . . . . . . . .     15

Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . .     16

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .     17

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17


                                1,666,666 SHARES




                       ALEXANDER HAAGEN PROPERTIES, INC.


                                  COMMON STOCK



                                   PROSPECTUS


                                                                          , 1996

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by Alexander Haagen Properties, Inc. (the "Registrant") in connection with the issuance and registration of the shares of the Registrant's common stock, par value $.01 per share ("Common Stock"), offered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration Fee  . . . . . . . . . . . . . . . . . . .           $510
NASD Fee  . . . . . . . . . . . . . . . . . . . . . . .             --
AMEX Listing Fee  . . . . . . . . . . . . . . . . . . .          2,280
Printing, Engraving and Edgarizing Expenses . . . . . .          1,310
Legal Fees and Expenses . . . . . . . . . . . . . . . .         65,900
Accounting and Fees and Expenses  . . . . . . . . . . .             --
Blue Sky Fees and Expenses  . . . . . . . . . . . . . .          5,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . .             --
                                                               -------
         Total  . . . . . . . . . . . . . . . . . . . .        $75,000
                                                               =======

         All of the costs identified above will be paid by the Company.


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Charter limits the liability of the Company's directors and officers to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or
(ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

         The Company's Charter and Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

         The Agreement of Limited Partnership of the Operating Partnership (the "OP Partnership Agreement") also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as general partner of the Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership as set forth in the OP Partnership Agreement.


ITEM 16.         EXHIBITS

See attached exhibit index.

ITEM 17.     UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d)j of the Securities Exchange Act of 1934 that are incorporated be reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manhattan Beach, State of California, on the 3rd day of July, 1996.

                          ALEXANDER HAAGEN PROPERTIES, INC.


                          By:  /S/ ALEXANDER HAAGEN PROPERTIES, INC.
                               -------------------------------------
                                        Alexander Haagen, Sr.
                                  Chairman of the Board of Directors,
                                Chief Executive Officer and President

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Alexander Haagen, Sr., Alexander Haagen III, Seymour Kreshek and Fred W. Bruning and each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                    DATE
         ---------                          -----                    ----
 /s/ ALEXANDER HAAGEN, SR.    Chairman of the Board of           July 3, 1996
- ---------------------------     Directors, Chief Executive
   Alexander Haagen, Sr.        Officer and President



  /s/ ALEXANDER HAAGEN III    Vice Chairman and Director         July 3, 1996
- ---------------------------
    Alexander Haagen III


    /s/ SEYMOUR KRESHEK       Senior Vice President--Chief       July 3, 1996
- ---------------------------     Financial Officer, Treasurer
      Seymour Kreshek           and Director (Principal
                                Accounting Officer)


    /s/ FRED W. BRUNING       Senior Vice President--Leasing,    July 3, 1996
- ---------------------------     Acquisition and Development
      Fred W. Bruning           and Director


    /s/ R. BRUCE ANDREWS                  Director               July 3, 1996
- ---------------------------
      R. Bruce Andrews

                                          Director               July 3, 1996
- ---------------------------
        Tom Bradley


     /s/ WARREN D. FIX                    Director               July 3, 1996
- ---------------------------
       Warren D. Fix


    /s/ WARNER HEINEMAN                   Director               July 3, 1996
- ---------------------------
      Warner Heineman

         SIGNATURE                          TITLE                    DATE
         ---------                          -----                    ----
    /s/ FRED L. RIEDMAN                   Director               July 3, 1996
- ---------------------------
      Fred L. Riedman

                                 EXHIBIT INDEX

EXHIBIT                                                                                PAGE NUMBER OR
NUMBER                               DESCRIPTION                                 INCORPORATION BY REFERENCE
- ------                               -----------                                 --------------------------
4.1          Indenture, dated as of December 27, 1993, between           Incorporated herein by reference to Exhibit
             Alexander Haagen Properties, Inc. and The First National    4.1 to the Company's 1993 Form 10-K.
             Bank of Boston as Trustee with respect to the 7 1/2%
             Convertible Subordinated Debentures due 2001, Series A.

4.2          Specimen 7 1/2% Convertible Subordinated Debenture due      Incorporated herein by reference to Exhibit
             2001, Series A.                                             4.2 to the Company's 1993 Form 10-K.

4.3          Fiscal Agency Agreement, dated as of December 27, 1993,     Incorporated herein by reference to Exhibit
             between Alexander Haagen Properties, Inc. and The First     4.3 to the Company's 1993 Form 10-K.
             National Bank of Boston as Fiscal Agent with respect to
             the 7 1/2% Convertible Subordinated Debentures due 2001,
             Series B.

4.4          Form of 7 1/2% Convertible Subordinated Debentures due      Incorporated herein by reference to Exhibit
             2001, Series B.                                             4.4 to the Company's 1993 Form 10-K.

4.5          Specimen Common Stock Certificate.                          Incorporated herein by reference to Exhibit
                                                                         4.5 to the Company's 1993 Form 10-K.

4.6          Form of 7 1/4% Exchangeable Subordinated Debentures due     Incorporated herein by reference to Exhibit
             2003 of Alexander Haagen Properties, L.P.                   4.6 to the Company's 1993 Form 10-K.

5.1          Opinion of Ballard, Spahr, Andrews & Ingersoll regarding    *
             the validity of the Common Stock being registered.

23.1         Consent of Deloitte & Touche LLP.

23.2         Consent of Ballard, Spahr, Andrews & Ingersoll.             Included within the exhibit 5.1 opinion.

24.1         Power of Attorney.                                          Included on signature page.

___________________

*  To be filed by Amendment.





                                      E-1